Exhibit 2.1
EXECUTION VERSION
ASSET PURCHASE AGREEMENT
BY AND AMONG
THE DOLAN COMPANY,
DISCOVERREADY LLC,
ACT LITIGATION SERVICES, INC.,
and
THE PERSONS LISTED ON ANNEX A ATTACHED HERETO
Dated as of
July 25, 2011

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Annex A	Shareholders
Annex B	Excluded Assets
Annex C	Assumed Liabilities
Annex D	Assumed Capital Leases
Annex E	Excluded Contracts
Annex F	Pro Forma Adjusted EBITDA

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Forms of Employment Agreement and Offer Letter
Exhibit D	Form of Domain Name Assignment Agreement
Exhibit E	Form of Legal Opinion of Sheppard Mullin Richter & Hampton LLP
Exhibit F	Base Earnout
Exhibit G	Insurance Earnout
Exhibit H	Working Capital Calculation
Exhibit I	Officer Change in Control Payments
Exhibit J	Form of Base Earnout Promissory Note
Exhibit K	Form of Joint Defense Agreement
Exhibit L	Company Insurance Initiative

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ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”) is effective as of July 25, 2011, by and among The Dolan Company, a Delaware corporation (“Parent”), DiscoverReady LLC, a Delaware limited liability company and majority-owned subsidiary of Parent, (“Acquisition Sub” and collectively with Parent, “Buyer”), ACT Litigation Services, Inc., a California corporation (the “Company”), and the Persons listed on Annex A hereto (each a “Shareholder” and together with the Company, the “Sellers”). Capitalized terms used herein and not otherwise defined herein shall have the meaning given such terms in ARTICLE VII.
RECITALS
WHEREAS, the Company is engaged in the business of providing legal discovery services, including creating computer searchable databases, web-based repository review platform, document production and document review (the “Business”);
WHEREAS, the Company owns certain assets which it uses to conduct the Business;
WHEREAS, the Company desires to sell, and the Shareholders desire the Company to sell, and Buyer desires to purchase all of the Company’s right, title and interest in and to the Purchased Assets on the terms and conditions contained herein (the “Asset Purchase”);
WHEREAS, as further condition and inducement to the willingness of Buyer to enter into this Agreement and concurrent with the execution and delivery of this Agreement, the Essential Employees are each entering into an employment agreement or offer letter substantially in the form attached hereto as Exhibit C (collectively, the “Employment Agreement”); and
WHEREAS, the Board of Directors and Shareholders of the Company have unanimously approved this Agreement and the transactions contemplated herein, including the Asset Purchase.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual representations, warranties, promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
1.1 Purchase and Sale; Assumption and Exclusion of Liabilities.
(a) Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company hereby agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer hereby agrees to purchase, acquire and accept from the Company, all of the Company’s right, title and interest in and to all of the assets, properties, rights and claims of the Company (other than the Excluded Assets) of every nature, real or personal, now existing or hereafter acquired, whether or not reflected on the books or financial statements of the Company, wherever located, whether tangible or intangible, as the same shall exist at the Closing, free and clear of all Liens other than Permitted Liens (the assets to be purchased by Buyer being referred to as the “Purchased Assets”), including, without limitation the following except as otherwise set forth as an Excluded Asset on Annex B:
(i) all Accounts Receivable and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of the Company;
(ii) all Contracts related to the Business other than the Excluded Contracts (the “Assumed Contracts”);
(iii) all Leases;
(iv) all Fixtures and Equipment;
(v) all inventory of the Company;
(vi) all Records;
(vii) Company Intellectual Property;
(viii) all Permits;
(ix) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;
(x) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Purchased Assets or services furnished to the Company pertaining to the Business or affecting the Purchased Assets, to the extent such warranties, representations and guarantees are assignable;

(xi) all deposits and prepaid expenses of the Company;
(xii) all intangible assets, including goodwill; and
(xiii) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Business, against any person or entity, other than any such claims, causes of action, choses in action, rights of recovery and rights of set-off which directly relate to the Excluded Assets or Excluded Liabilities.
(b) Assumption of Certain Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer will assume only the Assumed Liabilities. Notwithstanding any other provision of this Agreement, Buyer shall not assume, or otherwise be responsible for, any of the Excluded Liabilities, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof. The fact that a particular matter or circumstance does or does not, or may or may not, constitute a breach by the Company of its representations and warranties set forth in ARTICLE II hereof shall not have any relevance to the determination of whether any Liability related thereto is, or is not, an Excluded Liability. Likewise, disclosure of a Liability or potential Liability to Buyer on the disclosure schedules hereto or otherwise shall not have any relevance to the determination of whether any Liability is, or is not, an Excluded Liability, except with respect to the Assumed Liabilities.
1.2 Purchase Price. Upon the terms and subject to the conditions contained herein, as consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, the aggregate purchase price (the “Purchase Price”) shall be equal to: (i) $65,000,000 (the “Cash Payment”); (ii) minus the aggregate amount of the Assumed Capital Leases; (iii) plus the Base Earnout Amount; (iv) plus the Insurance Earnout Amount; provided that the Purchase Price shall be further reduced or increased, as applicable, by the Adjustment Amount.
1.3 Delivery of Closing Payment Certificate; Calculation of Purchase Price.
(a) Not more than ten (10) Business Days (but at least one (1) calendar day) prior to the Closing Date, the Company shall in good faith cause to be prepared and delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer (the “Closing Payment Certificate”), setting forth:
(i) the Company’s calculation of the Estimated Closing Purchase Price, including the calculation of the aggregate amount of the Assumed Capital Leases (the “Estimated Assumed Capital Lease Amount”); and
(ii) the Company’s good faith estimate of the amount of Working Capital, as of the close of business on the day immediately preceding the Closing Date as set forth on Exhibit H (such estimate, “Estimated Working Capital”). The Company’s Estimated Working Capital shall be calculated in accordance with GAAP, and, to the extent consistent with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet, excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.

(b) For purposes hereof, the “Estimated Closing Purchase Price” means an amount equal to (A) the Cash Payment; (B) minus the Holdback Amount; (C) minus the Estimated Assumed Capital Lease Amount; (E) minus Closing Working Capital Shortage, if any; (F) plus Closing Working Capital Excess, if any. The Estimated Closing Purchase Price shall be subject to adjustment as set forth in Section 1.4 hereof. A sample format for the calculation of the Net Working Capital and for the determination of the Target Working Capital is set forth in Exhibit H.
(c) Notwithstanding anything to the contrary in this Section 1.3, Buyer shall pay to the Company any Closing Working Capital Excess in five (5) payments, each equal to twenty percent (20%) of such Closing Working Capital Excess, on the Closing Date and the last Business Day of the following four months.
1.4 Post-Closing Adjustments to Estimated Purchase Price.
(a) As soon as practicable after December 31, 2011, but in no event later than January 31, 2012, Buyer will cause to be prepared and delivered to the Company a certificate (the “Closing Statement”) setting forth Buyer’s calculation of (i) each component of the Closing Working Capital; (ii) the aggregate Assumed Capital Lease Amount (the “Closing Assumed Capital Lease Amount”); (iii) the Closing Working Capital Excess or Shortage if any taken into account in determining the Estimated Closing Purchase Price pursuant to Section 1.3(b); and (iv) the Adjustment Amount. The Closing Statement shall be prepared in accordance with GAAP, and, to the extent consistent with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet, excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.
(b) During the thirty (30) day period after delivery of the Closing Statement, Buyer will make available to the Company and the Company’s accountant all records and work papers used in preparing the calculations in the Closing Statement. If the Company disagrees with any of Buyer’s calculations set forth in the Closing Statement, the Company may, within thirty (30) days after delivery of the Closing Statement, deliver a written notice (the “Closing Statement Objection Notice”) to Buyer disagreeing with such calculations and setting forth the Company’s calculation of such amounts. Any such Closing Statement Objection Notice shall specify in reasonable detail those items and amounts as to which the Company disagrees. After the end of such 30-day period other than as set forth in Section 1.4(c) below, neither Buyer nor the Company may introduce additional disagreements with respect to any item in the Closing Statement or increase the amount of any disagreement, and any item not so identified on the Closing Statement Objection Notice shall be deemed to be agreed to by the Parties.

(c) If a Closing Statement Objection Notice is delivered pursuant to Section 1.4(b), the Company and Buyer shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the value of the disputed items or amounts, which such value shall not be greater than the greatest value for such items or amounts set forth in the Closing Payment Certificate or the Closing Statement (as the case may be) or lesser than the smallest value for such items or amounts set forth in the Closing Payment Certificate or the Closing Statement (as the case may be). If, during such period, the Company and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Auditor to promptly review this Agreement for the purpose of calculating the value of those items or amounts disputed by the Company in the Closing Statement Objection Notice which remain in dispute. In making such calculations, the Auditor (i) shall consider only those items or amounts disputed by the Company in the Closing Statement Objection Notice which remain in dispute; and (ii) shall make whatever determination of each disputed items or amounts that it deems to be the most consistent with the terms of this Agreement; provided that the Auditor shall select either the position of Buyer or the Company as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed. The Auditor’s determination will be based solely on presentations by the Company and Buyer which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review) and the Auditor shall deliver to the Company and Buyer as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth such calculation. Such written report shall be final, binding and conclusive upon the Company and Buyer. The fees and disbursements of the Auditor shall be allocated between Buyer and the Company in the same proportion that the aggregate dollar value of disputed amounts submitted to the Auditor that are unsuccessfully disputed by each party (as finally determined by the Auditor) bears to the total dollar value of disputed amounts submitted to the Auditor, and all other costs and expenses shall be paid by the respective party incurring such expense.
1.5 Post-Closing Adjustment Payments.
(a) The “Adjustment Amount” shall be an amount (which may be expressed as a positive or negative number) equal to the sum of the following amounts (each of which may also be expressed as a positive or negative number), as finally determined pursuant to Section 1.4:
(i) The amount, if any, by which Closing Working Capital exceeds or is less than Estimated Working Capital (with any such excess expressed as a positive number and any such deficit expressed as a negative number); provided that any uncollectible receivables in excess of the reserved amount shown on the Closing Payment Certificate shall be excluded from the Closing Working Capital and such uncollectible receivables shall become the property of the Company when finally determined pursuant to Section 1.4; plus
(ii) The amount by which the Estimated Assumed Capital Lease Amount exceeds or is less than the Closing Assumed Capital Lease Amount (with any such excess expressed as a positive number and any such deficit expressed as a negative number).

(b) If the Adjustment Amount, as finally determined pursuant to this Section 1.5(a), is a negative number:
(i) Buyer shall set-off the Adjustment Amount from the Base Earnout Amount in accordance with Section 1.7; provided that to the extent the Adjustment Amount exceeds the Base Earnout Amount, then
(ii) The Company shall pay to Buyer such excess amount by wire transfer of immediately available funds to the account designated by Buyer; provided that to the extent the Adjustment Amount is not satisfied by the Company, then
(iii) Buyer shall deduct such excess amount from the Holdback Amount.
(c) If the Adjustment Amount, as finally determined pursuant to this Section 1.5(a), is a positive number, the Buyer shall deliver to the Company such Adjustment Amount by wire transfer of immediately available funds to the account designated by the Company.
1.6 Earn-Out.
(a) On each of the Earnout Payment Dates, the earnout amount calculated in accordance with Exhibit F (the “Base Earnout Amount”) and the earnout amounts calculated in accordance with Exhibit G attached hereto (the “Insurance Earnout Amount”, and together with the Base Earnout Amount, the “Earnout Amounts”), shall be determined separately. On each of the Earnout Payment Dates, the corresponding Earnout Amounts, if any, minus any set-off pursuant to Section 1.8, shall be due and payable to the Company pursuant to the terms of this Agreement.

(b) At each of the Earnout Payment Dates, Buyer shall prepare and deliver to the Company a reasonably detailed statement setting forth the calculation of the Earnout Amounts (each, an “Earnout Statement,” and collectively at each of the Earnout Payment Dates, the “Earnout Statements”). The Earnout Statements for the Base Earnout Amount will include the calculations of Pro Forma Adjusted EBITDA, together with the financial statements used for the determination of Pro Forma EBITDA and a list of the accounts receivable reflected in the A/R Reserve (as defined below), including for each the amount so reserved.
(c) Earnout Review.
(i) The Company may dispute an Earnout Statement, including the calculation of the Earnout Amounts, by providing written notice (a “Dispute Notice”) to Buyer within thirty (30) days of Buyer’s delivery of the Earnout Statement to the Company. The Dispute Notice shall identify each disputed item, specify the amount of such dispute and set forth in reasonable detail the basis for such dispute. Buyer shall provide the Company with reasonable access and all information and assistance as may be reasonably requested by the Company in connection with its review of the Earnout Statement. If the Company fails to deliver to Buyer a Dispute Notice within the 30-day period set forth in this Section 1.6(c)(i), then the Earnout Amounts for the applicable Earnout Statement shall be deemed final, binding and conclusive.
(ii) If the Company delivers to Buyer the Dispute Notice within the 30-day period set forth in Section 1.6(c)(i), then Buyer and the Company shall attempt, in good faith, to reconcile their differences (including providing information that is reasonably requested to the other party), and any resolution by them as to any disputed items shall be final, binding and conclusive on the parties and shall be evidenced by a writing signed by Buyer and the Company reflecting such resolution.
(iii) If Buyer and the Company are unable to reach resolution of all of the matters set forth in the Dispute Notice within thirty (30) days after the Company’s delivery of such Dispute Notice to Buyer, then Buyer and the Company shall promptly submit any remaining disputed items for final, binding and conclusive resolution in accordance with this Section 1.6(c)(iii)(A) or (B).
(A) The Auditor shall only decide the specific items under dispute by the Buyer and the Company and (x) shall select either the position of Buyer or the Company as a resolution for each item or amount disputed and may not impose an alternative resolution with respect to any item or amount disputed, and (y) such items shall be resolved in accordance with the terms and provisions of this Agreement (including, without limitation, the accounting methods, policies, practices or methodologies set forth in this Agreement). For the avoidance of doubt, Buyer and the Company acknowledge and agree that the Auditor shall only examine, review and resolve disputes relating to the application of GAAP, accounting methods, policies, practices and methodology and the calculations set forth in an Earnout Statement.

(B) All disputes not resolved by Section 1.6(c)(iii)(A) relating to an Earnout Statement (including, without limitation, relating to breaches of the obligations of Buyer set forth in Section 1.6(e)) shall be resolved by an arbitrator in accordance with Section 8.8 hereof.
(iv) If disputed items are submitted to the Auditor for resolution, (A) each party will furnish to the Auditor such workpapers and other documents and information relating to the remaining disputed items as the Auditor may request and are available to such party, and each party will be afforded the opportunity to present to the Auditor any material relating to the disputed items and to discuss the resolution of the disputed items with the Auditor; (B) each party will use its good faith commercially reasonable efforts to cooperate with the resolution process so that the disputed items can be resolved within forty-five (45) days of submission of the disputed items to the Auditor; (C) the determination by the Auditor, as set forth in a written notice to Buyer and the Company, with respect to such disputed items shall be final, binding and conclusive on the parties; and (D) the fees and disbursements of the Auditor shall be allocated between Buyer and the Company in the same proportion that the aggregate dollar value of disputed amounts submitted to the Auditor that are unsuccessfully disputed by each party (as finally determined by the Auditor) bears to the total dollar value of disputed amounts submitted to the Auditor, and all other costs and expenses shall be paid by the respective party incurring such expense. There shall be no presumption either for or against the correctness of any Earnout Statement as prepared by Buyer.
(d) The Earnout Amounts, if any, shall be paid and payable by Buyer to the Company and shall be paid in full on a date or dates selected by Buyer that results in the payment of such Earnout Amounts to the Company by wire transfer of immediately available funds to an account designated by the Company on or before the fifth (5th) Business Day after the later of (x) the date on which the Earnout Statement is deemed final, binding and conclusive in accordance with Section 1.6(c), and (y) the conclusion of the negotiation period with respect to any set-off pursuant to Section 1.7, provided that the portions of the Earnout Amounts which are not subject to dispute over whether any set-off right applies pursuant to Section 1.7 shall be paid as provided in this Section 1.6(d). If any of the Earnout Amounts are not paid pursuant to this Section 1.6(d) due to indemnity claims, then if, when and to the extent any such indemnity claims are determined to be invalid, such amounts shall be paid to the Company within a prompt time following such determination; provided, further that except as set forth on Schedule 1.6(d), any such amount paid pursuant to this Section 1.6 shall not be paid or otherwise distributed directly or indirectly as compensation to any employee of Buyer.
(e) Buyer and Sellers agree to the operational mechanics and requirements as set forth on Schedule 1.6(e); provided that: (i) Buyer agrees that it will not take any action that has the primary purpose of reducing Revenue, 2012 Incremental Insurance Revenue or 2013 Incremental Insurance Revenue for purposes of reducing the payments set forth under this Section 1.6 and (ii) Sellers agree to maintain pricing on Revenue for fiscal years ended December 31, 2012 and 2013 consistent with past practices; and (iii) Buyer will cause the Business to be operated in compliance with Section 1.6 during the portions of the Earn Out Period indicated therein.
(f) Optional Accounts Receivable Adjustment.
(i) In addition to those rights set forth in Section 1.6(c) above, the Company may, on or prior to December 31, 2012, deliver an Accounts Receivable Objection Notice to Buyer disagreeing with the amount of any accounts receivable reserve (the “A/R Reserve”) shown in the financial statements used for the determination of Pro Forma EBITDA, setting forth the amount of the disputed portion of the A/R Reserve (the “Disputed Reserve Amount”) and designating the specific accounts receivable related thereto (the “Designated A/Rs”).
(ii) In the event that the Company delivers an A/R Objection Notice, Pro Forma Adjusted EBITDA shall be increased or decreased, as applicable, by the amount of any excess or deficit in the amount of actual collections on the Designated A/Rs in 2012 as compared to the Disputed Reserve Amount; provided, that the amount of such adjustment shall not be greater than the Disputed Reserve Amount set forth in the A/R Objection Notice.
(iii) Any dispute over the matters set forth in this Section 1.6 shall be settled as provided for in Section 1.6(c)(ii) and (iii) above.
(iv) Any increase in the Base Earnout Amount due to any adjustment as finally determined pursuant to this Section 1.6(f) shall paid as follows: (i) 50% of such amount shall be paid by Buyer on the later of December 31, 2012 or upon final resolution of the disputed amount as provided for in Section 1.6(c)(ii) and (iii) 50% of such amount shall be added to the balance of the Base Earnout Promissory Note. Any decrease in the Base Earnout amount shall result in a corresponding decrease in the Base Earnout Promissory Note.

1.7 Set-Off Right.
(a) Notwithstanding any provision of this Agreement to the contrary, the parties hereby acknowledge and agree that, in addition to any other right hereunder, Buyer shall have the right from time to time following delivery of a Claims Notice pursuant to Section 6.5 to set-off the excess of any Claimed Amount over the then remaining balance of the Holdback Amount (the “Proposed Set-Off Amount”), against any Earnout Amounts required to be paid by Buyer pursuant to Section 1.6 of this Agreement.
(b) If Buyer elects to exercise its set-off rights hereunder against any amounts required to be paid by Buyer to the Company or the Company pursuant to this Agreement, it shall give the Company written notice of such election (the “Set-Off Notice”), which Set-Off Notice shall include a copy of the Claim Notice described in Section 6.5(a) and the amount to be set-off and a reasonable description of the circumstances giving rise to Buyer’s entitlement to such set-off.
(c) Any dispute regarding the amount, if any, of indemnification to which an Indemnitee shall be entitled shall be determined in accordance with Section 6.5(b). In the event that there is a final determination that the Sellers did not owe Buyer (or any of its Affiliates) all or any portion of the amount to be set-off, Buyer shall promptly repay to the Company all such amounts that are so determined to have been incorrectly set-off. For purposes of this Section 1.7, a determination shall be final if any and all appeals therefrom shall have been resolved or if all time periods for appeal shall have passed and no party shall have commenced any appeal therefrom. In the case of any such set-off by Buyer pursuant to this Section 1.7, the Sellers’ obligation to make such payment (or any portion thereof) shall be deemed satisfied and discharged to the extent of such set-off. The exercise of such right of set-off by Buyer in good faith, whether or not finally determined to be justified, will not constitute a breach under this Agreement.
1.8 Holdback.
(a) On December 1, 2012, Buyer shall pay to the Company an amount equal to the sum of (i) the lesser of (A) $3,500,000 or (B) the then-current balance of the Holdback Amount, and (ii) the Holdback Interest Amount (the “First Holdback Release Amount”), provided, however, that the First Holdback Release Amount shall not include any Claimed Amount.
(b) No later than the first Business Day following the twenty (20) month anniversary of the Closing Date, Buyer shall pay to the Company the sum of (i) the then-remaining balance of the Holdback Amount (if any) and (ii) the Holdback Interest Amount (if any) (the “Second Holdback Release Amount” together with the First Holdback Release Amount, the “Holdback Release Amounts”), provided, however, that the Second Holdback Release Amount shall not include any Claimed Amount; and, provided, further, that after the amount of indemnification, if any, to which a Buyer Indemnified Party shall be entitled is finally determined pursuant to Section 6.5(b) with respect to any Claimed Amounts, the then-remaining balance of the Holdback Amount in excess of such amounts (if any) shall be immediately paid by Buyer to the Company.

(c) If any Buyer Indemnified Party has or claims to have incurred or suffered Losses which are subject to the indemnification provisions set forth in ARTICLE VI hereof, Buyer shall deliver to the Company a notice (an “Holdback Claim Notice”) which shall include a copy of the Claims Notice contemplated by Section 6.5(a) and a good faith non-binding, preliminary estimate of the amount to which such Buyer Indemnified Party claims to be entitled to receive pursuant to ARTICLE VI (the “Claimed Amount”). The amount, if any of indemnification to which an Indemnitee shall be determined in accordance with Section 6.5(b).
1.9 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers such amounts as it is required to deduct and withhold with respect to such payment under the Code or any other applicable Tax Laws. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Sellers in respect of whom such deduction and withholding was made by Buyer.
1.10 Transfer Taxes. The Company shall be responsible for and pay any and all excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees incurred in connection with the transfer of the Purchased Assets provided for herein (collectively, “Transfer Taxes”). The Company shall prepare and timely file all necessary documentation and returns with respect to such Transfer Taxes. Under no circumstances shall the Company’s obligation hereunder or the Taxes giving rise thereto be reflected as a liability in Closing Working Capital.
1.11 Allocation of Purchase Price. The Purchase Price (plus Assumed Liabilities, to the extent properly taken into account under the Code) (the “Tax Purchase Price”) shall be allocated among the various categories of Purchased Assets (the “Allocation”) in a manner consistent with Section 1060 of the Code and the methodologies set forth on Schedule 1.11. Any agreement of Buyer and Sellers required under this Section 1.11 or Schedule 1.11 shall not be unreasonably withheld, conditioned or delayed. Sellers and Buyer shall prepare mutually acceptable and substantially identical IRS Form 8594 “Asset Acquisition Statements Under Section 1060,” and any amendments thereto required by the purchase price adjustment in Section 4.12(d) hereof, consistent with the Allocation which the parties shall use to report the transactions contemplated by this Agreement to the applicable Tax Authorities. Sellers and Buyer agree to take no position and cause their Affiliates to take no position inconsistent with the Allocation for Tax purposes, unless otherwise required by applicable Law or unless the other party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed. Each of Sellers and Buyer agree to provide the other promptly with any other information required to complete IRS Form 8594. Any redetermination of the Tax Purchase Price within the meaning of Treasury Regulations Section 1.338-7 shall be made as required thereby and shall be taken into account by Buyer and Sellers in carrying out the provisions of this Section 1.11 and Schedule 1.11, and the preparation and filing of IRS Form 8594 and corresponding state and local Tax Returns. In the event that the Allocation has not been fully determined in accordance with this Section 1.11 and Schedule 1.11 by the time the income Tax Returns of Buyer or any Seller are required to be filed (taking available extensions of time into account), then to the extent not so determined, Buyer and such Seller shall each file its Tax Returns based on their respective good faith determination; and if the final determination of the Allocation varies from the manner in which Buyer or such Seller prepared such Tax Returns, then it shall file an amendment of such Tax Returns in order to make the Tax Return as so filed consistent with the Allocation as finally determined pursuant to this Section 1.11 and Schedule 1.11.

1.12 Allocation of Expenses. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of 12:01 A.M. on the Closing Date, computed on the basis of the most recent meter chargers or, in the case of annual charges, on the basis of the established fiscal year. All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. During the six-month period subsequent to the Closing Date, Seller shall advise Buyer and Buyer shall advise Seller of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such six-month period. In the event Buyer or Seller shall receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section 1.12, then Buyer or Seller, as the case may be, shall promptly notify the other party as to the amount of the expense subject to proration and the responsibly party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible party, reimburse the other party for its portion of such expenses). Notwithstanding anything to the contrary set forth in this Section 1.12, this Section 1.12 shall not apply to any prorations to the extent such prorations are reflected in the Closing Working Capital statement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to Buyer herewith (the “Company Disclosure Schedule”), the Company and each Shareholder, jointly and severally, represent and warrant to Buyer that the statements contained in this ARTICLE II are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this ARTICLE II in the Company Disclosure Schedule delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections.
2.1 Organization; Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. The Company possesses all requisite corporate power and authority necessary to own, operate and lease and license its properties, to carry on its business as now conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents to which the Company is a party. Copies of the Company’s organizational documents have been provided to Buyer and reflect all amendments made thereto at any time prior to the Closing Date and are true, correct and complete. Schedule 2.1 sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business, including the name and address of the registered agent of the Company in each such jurisdiction, and separately lists each other state, province or country in which the Company owns, uses, licenses or leases its Assets and Properties, or conducts business or has employees or engages independent contractors.

2.2 Authorization. The Company possesses all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party have been duly authorized by the Company. All corporate actions and proceedings required to be taken by or on the part of the Company to authorize and permit the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents which the Company is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which the Company is a party has been or will be, duly executed and delivered by the Company. This Agreement constitutes, and each other Transaction Document to which the Company is a party constitutes or will constitute, when so duly executed and delivered, a valid and binding obligation of the Company, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
2.3 Subsidiaries; Investments. The Company does not control, and except as described on Schedule 2.3, has not since the Company’s inception controlled, directly or indirectly, any other corporation, or any limited liability company, partnership, joint venture, association or any other business entity, and the Company does not own any direct or indirect equity interest or other interest or any right (contingent or otherwise) to acquire the same of, and has not at any time made any other material investment in, any other Person.
2.4 Title to Assets; Sufficiency of Assets; Condition of Assets. Except as set forth on Schedule 2.4:
(a) The Company is the sole and exclusive legal, beneficial and equitable owner of all right, title and interest in and have good and marketable title to the Purchased Assets. None of the Purchased Assets are subject to any Liens other than Permitted Liens. No Person other than the Company has any interest in any of the Purchased Assets.
(b) The Purchased Assets are, taken as a whole, suitable for the purposes for which they are currently being used by the Company and constitute all of the assets necessary for the operation of the Business as presently conducted by the Company. The Purchased Assets are in good operating condition (normal wear and tear excepted), and are fit in all material respects for use in the ordinary course of business.
(c) The Company has utilized the Purchased Assets in the ordinary course of business and there has not been (i) any event or condition of any character which, individually or in the aggregate, has resulted in, or to Company’s knowledge, that is reasonably likely to result in, an adverse effect, (ii) a change in the condition (financial or otherwise) of the Purchased Assets, including any damage, destruction or loss (whether or not covered by insurance) to a Purchased Asset, or any disposition or transfer of Purchased Assets, or (iii) any mortgage, pledge or other Lien on any of the Purchased Assets other than Permitted Liens.

2.5 No Conflict; Required Filings and Consents.
(a) Except as set forth on Schedule 2.5(a), the execution and delivery by the Company of this Agreement does not, and the execution and delivery by the Company of the other Transaction Documents to which the Company is a party and the performance of this Agreement and such other Transaction Documents will not, with respect to any Purchased Asset, including any Contracts included therein: (i) conflict with or violate any provision of the organizational documents of the Company; (ii) conflict with or violate any Law applicable to the Company or any of its respective Affiliates or by which any property or asset of the Company or any of its respective Affiliates is bound or affected; (iii) require any consent or approval; (iv) result in any breach of or any loss of any benefit; (v) constitute a change of control or default (or an event which with notice or lapse of time or both would become a default); (vi) give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract; or (vii) result in the creation of a Lien.
(b) Except as set forth on Schedule 2.5(b), the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party does not, and the performance of this Agreement and such other Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental or Regulatory Authority.
2.6 Financial Statements.
(a) The Company has delivered to Buyer true, correct and complete copies of the Company’s (i) unaudited consolidated balance sheet as of June 30, 2011 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the six-month period then ended and (ii) audited consolidated balance sheets and related audited consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal years ended December 31, 2010, 2009 and 2008. Each of the foregoing financial statements (including in all cases the notes and schedules thereto, if any) has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and presents fairly, in all material respects, the financial condition, results of operations, stockholders’ equity and cash flow of the Company as of the dates and for the periods referred to therein, except that the Latest Balance Sheet contains estimates of certain accruals, lacks footnotes and other presentation items, and is subject to normal year-end adjustments, none of which would be material, individually or in the aggregate.
(b) As of the most recent regularly prepared balance sheet, (i) the Company is the acquired person as defined in 16 C.F.R. Section 801.2(b); (ii) the Company is its own ultimate parent entity as defined in 16 C.F.R. Section 801.1(a)(3); (iii) the Company is not engaged in manufacturing as defined in 16 C.F.R. Section 801.1(j); (iv) the annual net sales of the Company as defined in 16 C.F.R. Section 801.11(c)(1) is $19,888,437 in its last completed fiscal year. As of the Closing Date, the total assets of the Company as defined in 16 C.F.R. Section 801.11(c)(2) as shown on its most recent regularly prepared balance sheet will be less than $13.2 million.

(c) Schedule 2.6(c) sets forth all outstanding Indebtedness of the Company, and for each item of Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing such Indebtedness. All letters of credit, fidelity bonds and surety bonds are in full force and effect. No default exists with respect to the obligations of the Company under any such letters of credit, fidelity bonds or surety bonds and the Company has not received any notification of cancellation of any of such letters of credit, fidelity bonds or surety bonds.
(d) Schedule 2.6(d) sets forth all capital leases of the Company, and for each capital lease set forth thereon, identifies the lessor, term and present value of the capital asset.
2.7 Absence of Undisclosed Liabilities
. The Company has no Liability and there is no basis for any Action or Proceeding with respect to any Liability, except for (a) Liabilities disclosed, reflected or reserved against on the Latest Balance Sheet; (b) Liabilities incurred in connection with the execution of this Agreement and the consummation of the transactions contemplated thereby; (c) Liabilities of the type reflected on the face of the Latest Balance Sheet which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action or Proceeding, or which are material individually or in the aggregate); and (d) Liabilities relating to or arising out of matters that are covered by another representation or warranty contained in this Agreement (the “Covered Liabilities”) but in each case only to the extent that such Covered Liabilities (i) are explicitly listed or disclosed on the Company Disclosure Schedule or (ii) not required to be listed on the Company Disclosure Schedule in order to make such other representation or warranty true, complete or correct in accordance with its terms.
2.8 Absence of Certain Developments. Since the Latest Balance Sheet, the Company has conducted the Business in the ordinary course of business and there has not occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 2.8, since Latest Balance Sheet, the Company has not:
(a) sold, leased, assigned, disposed of or transferred (including transfers to the Company or any of its respective employees or Affiliates) any of the Purchased Assets (whether tangible or intangible), except for sales of inventory in the ordinary course of business and sales of other assets not in excess of $25,000 in the aggregate;
(b) mortgaged, pledged or subjected to any Lien any portion of its properties or assets, other than Permitted Liens;
(c) committed to make or authorized any capital expenditure;
(d) acquired (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business;
(e) incurred any Indebtedness or assumed, guaranteed or endorsed the obligations of any Person in a principal amount, in the aggregate, in excess of $25,000;

(f) entered into, amended, modified, accelerated or terminated any Material Contract;
(g) granted, issued, sold, pledged, disposed of, encumbered or transferred any equity securities, securities convertible, exchangeable or exercisable into equity securities, or warrants, options or other rights to acquire equity securities, of the Company;
(h) declared, set aside, or distributed any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (or other equity securities), or entered into any agreement with respect to the voting of its capital stock (or other equity securities);
(i) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any of its capital stock (or other equity securities);
(j) waived, released, assigned, settled or compromised any material rights or claims, or any material litigation or arbitration that relate to the Business;
(k) disclosed any trade secrets (including source code for any Company Product) or other Confidential Information to any Person that is not subject to any confidentiality or non-disclosure agreement;
(l) transferred (by way of a License, assignment or otherwise) to any Person any right to any Company Intellectual Property, other than non-exclusive licenses of Company Intellectual Property entered into with end users of Company products in the ordinary course of business on Company’s standard form agreements previously provided to Buyer;
(m) suffered theft, damage, destruction or casualty loss in excess of $25,000, to its assets, whether or not covered by insurance;
(n) (i) established or increased any compensation or benefits payable or to become payable to any director, officer or other employee of the Company (other than with respect to non-executive employees in the ordinary course of business); (ii) hired or terminated any employee, consultant or director (except for the hiring of non-executive employees with aggregate annual compensation below $50,000 hired in the ordinary course of business consistent with past practice); or (iii) established, adopted, entered into, amended or terminated any Employee Benefit Plan, except to the extent required by applicable Law;
(o) experienced any adverse change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company or the relationships between the employees of the Company and the management of the Company;
(p) made loans or advances to, guarantees for the benefit of, or any investments in, any Person in excess of $25,000 in the aggregate;
(q) forgave any loans to directors, officers, employees or any of their respective affiliates;

(r) made any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental or Regulatory Authority;
(s) (i) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (ii) delayed or accelerated payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business; (iii) made any changes to cash management policies; (iv) delayed or postponed the repair or maintenance of their properties; or (v) varied any inventory purchase practices in any material respect from past practices;
(t) written-off, written-down or revalued, or made any determination to write off, write-down, or revalue, any of the Purchased Assets, or changed any reserves or liabilities associated therewith except for depreciation and amortization in accordance with GAAP consistently applied;
(u) made, changed or revoked any material Tax election; settled or compromised any claim, notice, audit report or assessment in respect of material Taxes; changed any annual Tax accounting period, or adopted or changed any method of Tax accounting; filed any amended material Tax Return; entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax; surrendered any right to claim a material Tax refund; or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or
(v) agreed or committed to do any of the foregoing.
2.9 Intellectual Property.
(a) Schedule 2.9(a) contains a true and complete list of the registration date, any renewal date and name of registry for any Company URL or domain name. The Company has no other Registered Intellectual Property as of the date hereof.
(b) Schedule 2.9(b)(i) sets forth a true and complete list of all Licenses and other Contracts pursuant to which the Company has licensed or otherwise received rights under any Technology or Intellectual Property owned by a third-party (each, an “Inbound License”), including: (i) all Licenses and other Contracts pursuant to which the Company is granted rights in any such Technology or Intellectual Property that is (A) embedded or incorporated into or distributed with any Company Product, (B) used by the Company in the development or support of any Company Product, or (C) used or held for use by the Company for any other purpose (excluding, for purposes of subsections (B) and (C) only, Licenses to Non-Critical Software), as well as a summary of the Company’s remaining royalty or other payment obligations, if any, with respect to each of the Inbound Licenses, as well as a summary of the Company’s royalty or other payment obligations, if any, with respect to each of the Inbound Licenses. Schedule 2.9(b)(ii) sets forth all Licenses and other Contracts (other than customer Contracts on the Company’s standard form agreements previously provided to Buyer) pursuant to which the Company has licensed or otherwise granted any rights under any Technology or Intellectual Property that is or was Company Intellectual Property (each, an “Outbound License”).

(c) The Company has not (i) transferred ownership of or (ii) except pursuant to Outbound Licenses listed on Schedule 2.9(b)(ii), granted (and is not obligated to grant) to any other Person any License of or other right to use any Intellectual Property that is or was Company Intellectual Property or authorized any other Person to retain any right to use any Intellectual Property that is or was Company Intellectual Property.
(d) The Company Intellectual Property, together with the Intellectual Property licensed to the Company under the Inbound Licenses, includes all Intellectual Property used in, or held for use in, or necessary for the conduct of the Business as heretofore conducted and as presently conducted, including Intellectual Property necessary for the design, development, distribution, marketing, manufacture, use, import, license and sale of the Company Products. Except as set forth on Schedule 2.9(d), the Company (i) owns all right, title and interest in and to (A) the Company Registered Intellectual Property and Company Technology, and (B) all other Company Intellectual Property and Technology, in each case free and clear of any Liens; and (ii) has all right, title and interest in, to and under, or valid and enforceable rights under Contracts and Licenses to use, all other Intellectual Property and Technology used in, or held for use in, or necessary for the conduct of the Business as heretofore conducted and as presently conducted, including Intellectual Property necessary for the design, development, distribution, marketing, manufacture, use, import, license and sale of the Company Products. Except as set forth on Schedule 2.9(d), all rights in any Intellectual Property and Technology licensed to the Company will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement, or by any ancillary agreements executed in connection with this Agreement, or the consummation of the transactions contemplated hereby or thereby. No Person other than the Company has any ownership right to (x) any improvement, modification or derivative work made by the Company in Intellectual Property or Technology which has been licensed to the Company, or (y) any improvement, modification, derivative work, or interface to any Company Intellectual Property.
(e) None of the Company Intellectual Property is required to be licensed or otherwise made available to any forum, consortium, standards body, or similar entity. The Company has not made any submission or contribution to, and is not subject to any License or other Contract with, any standards bodies or other entities for a determination of essentiality to or inclusion in an industry standard or that would obligate the Company to grant licenses or other rights to, or otherwise impair its control of, any Company Intellectual Property, Company Technology or Company Products, nor has any third-party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.
(f) No Open Source Software is incorporated (either directly by the Company, or indirectly, by the incorporation of third-party software that itself incorporates Open Source Software) into any Company Products or used in connection with any of the Company Products, including in the development or testing thereof.
(g) Schedule 2.9(g) lists all Licenses and other Contracts between the Company and any other Person, other than licenses for Non-Critical Software, wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company.

(h) There is no License or other Contract between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (and there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such License or Contract, or performance under such License or Contract, including with respect to any payment to be made or received by the Company thereunder.
(i) The Company is not bound by, and no Company Intellectual Property or Company Technology is subject to, any agreement or arrangement containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Intellectual Property or Company Technology anywhere in the world. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property or Technology to any other Person. The Company is not obligated to provide any consideration (whether financial or otherwise) or account to any third-party with respect to any exercise of rights by the Company, or any successor to the Company, in any Company Intellectual Property, Company Technology, or Company Product.
(j) To the knowledge of the Company, no Person has interfered with, violated, infringed upon, misappropriated, or otherwise misused any Company Intellectual Property, or is currently doing so. The Company has not brought any Action or Proceeding for infringement or violation of Intellectual Property or breach of any License or other Contract involving Intellectual Property against any Person. There is no Action or Proceeding pending or, to the knowledge of the Company, threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property of any Person by the Company or any Company Product, or (ii) challenging the scope, ownership, validity, or enforceability of any Company Intellectual Property. Without limiting the foregoing, no interference, opposition, reexamination, or similar proceeding initiated by a third-party is or has been pending or, to the Company’s knowledge, threatened, with respect to any Company Intellectual Property. None of the Company Intellectual Property has been adjudged invalid or unenforceable in whole or part and all Company Intellectual Property is valid and enforceable. The Company’s past or current use of Company Intellectual Property or Company Technology does not infringe upon or misappropriate, breach or otherwise conflict with the Intellectual Property rights of any third-party and the Company has not received any notice alleging any such infringement or misappropriation. Neither the Company Intellectual Property nor the Company Technology is subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental or Regulatory Authority (other than office actions and correspondence regarding pending patent applications and trademark applications) restricting or otherwise affecting the rights of the Company with respect thereto.
(k) The operation of the Business does not (and did not at any time): (i) infringe or misappropriate the Intellectual Property rights of any Person; (ii) violate any term or provision of any License or other Contract concerning such Intellectual Property; (iii) violate any right of any Person (including any right to privacy or publicity); or (iv) constitute unfair competition or an unfair trade practice under any Law. The Company has not received from any Person any (x) notice claiming that such operation or any Company Product infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law or (y) notice of third-party patent rights or other Intellectual Property rights from a putative or potential licensor of such rights. Without limiting the generality of the foregoing, the Company has not made any shipment of source code in violation of the terms of any agreement between the Company and any other Person.

(l) The Company has taken reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets and other confidential information in the possession of the Company. Without limiting the generality of the foregoing: (i) there has been no misappropriation or disclosure of any trade secrets or other confidential Company Intellectual Property or Company Technology; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other confidential Intellectual Property or Technology of any other person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of any Company Intellectual Property or Company Technology. The Company has not disclosed any confidential information of the Company that is not pursuant to an appropriate confidentiality agreement. The Company has not disclosed any third-party confidential information that is protected by a confidentiality agreement in breach of that confidentiality agreement.
(m) The Company has a binding written agreement with each of its present employees and former employees who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company Intellectual Property or any Company Product, enforceable in accordance with its terms, pursuant to which each such employee has assigned, and the Company has obtained exclusive ownership of, all Intellectual Property created by such employee in the scope of his or her provision of services for, or employment by, the Company, and each such agreement is listed in Schedule 2.9(m). Except as otherwise set forth on Schedule 2.9(m), to the extent any Person who is not a current or former employee of the Company (an “Independent Contractor”) participated in the development, creation, conception or reduction to practice of any Company Intellectual Property or any Company Product, the Company has a binding written agreement with such Independent Contractor with respect thereto, by which (i) such Independent Contractor has assigned, and the Company has obtained exclusive ownership of, all such Intellectual Property by assignment of any such rights, or (ii) the Company has obtained an exclusive License (even as to such Person) under or to such Intellectual Property. The Company has made available to Parent all (i) confidentiality and non-disclosure agreements, entered into within the past two (2) years, and (ii) material confidentiality and non-disclosure agreements containing valid and enforceable obligations or duties thereunder, to which the Company is a party, including any and all amendments thereto.
(n) All rights in, to and under all Intellectual Property and Technology created by the Company’s founders (i) for or on behalf or in contemplation of the Company (A) prior to the inception of the Company or (B) prior to their commencement of employment with the Company or (ii) presently embodied in or distributed with the Company Products or utilized in the development, manufacture, use or support of the Company Products, has in each case been assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide the Company with such cooperation as may reasonably be required to complete and prosecute all U.S. and foreign patent and copyright filings related thereto.

(o) No Company Intellectual Property, Company Technology, or Company Product is subject to any Order, Action or Proceeding, settlement, or “march in” right or similar right that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property, Company Technology, or Company Product. No Company Intellectual Property, Company Technology, or Company Product is subject to any restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Company or any of its respective current or former directors, officers, employees, independent contractors and consultants of any funding, facilities, personnel or support from any Governmental or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center in the development of any Company Intellectual Property, Company Technology, or Company Product, or (ii) the involvement in, contribution to, or creation or development of any Company Intellectual Property, Company Technology, or Company Product by any current or former director, officer, or independent contractor of or consultant to the Company who performed services for or held any position with any Governmental or Regulatory Authority, foundation or any public or private university, college, or other educational institution or research center.
(p) Schedule 2.9(p) contains a true and complete list of all Contracts pursuant to which the Company has: (i) provided the right to receive (whether contingent or otherwise) Deposit Materials to a third party; or (ii) deposited or may be required to deposit Deposit Materials or other Technology in escrow so that a licensee or other Person might obtain access to it upon the occurrence of any release condition, in each case whether pursuant to an escrow arrangement or otherwise. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any Deposit Materials to any other Person who is not, as of the date of this Agreement, an employee of the Company. The Company has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any Person, of any Deposit Materials or any material part thereof. Neither the execution nor the delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement will result in (or create any basis for) the release from escrow of any Deposit Materials to any other Person who is not, as of the date of this Agreement, an employee of the Company.
(q) The Company Products do not (i) contain any defect or error in design, materials or workmanship that would materially and adversely affect the use, functionality, or performance of such Company Products; (ii) contain any Harmful Code; or (iii) fail to substantially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Products. To the knowledge of the Company, the Company Products comply in all material respects with all applicable standards of each standards body, forum and consortium that issues standards with respect to such Company Products and with the feature specifications and performance standards set forth in the Company Product data sheets and other Company Product specifications and warranties. There are no outstanding claims (or facts that may reasonably lead to a claim) for breach of warranty by the Company or any Company Products in connection with such standards and specifications. To the knowledge of the Company, all product performance comparisons heretofore furnished by the Company to customers are accurate in all material respects as of the dates so furnished, except that, in the case of product performance comparisons made as of a specified earlier date, such comparisons shall be accurate as of such specified earlier date, and, in the case of product performance comparisons superseded by a subsequent product performance comparison furnished to the customer before the customer’s acquisition of a license on the product covered by the superseded comparison, the superseding comparison shall be accurate in all material respects and the superseded comparison shall be disregarded.

(r) The Company has obtained all approvals necessary for exporting the Company Products in accordance with all applicable export control, embargo and other regulations, and importing the Company Products into any country in which the Company Products are sold or licensed for use, and all such export and import approvals throughout the world are current and in full force and effect.
(s) Assuming all consents on Schedule 5.2(a)(viii) have been obtained and except as otherwise disclosed in Section 2.5(a) with respect to the Contracts set forth on Schedule 2.5(a), neither this Agreement nor any transaction or agreement contemplated by this Agreement, will result in or cause, with or without notice or the lapse of time or both, the granting by the Company of any right or license with respect to any Intellectual Property to any Person pursuant to any License or other Contract to which the Company is a party or by which any of the Company’s Assets and Properties are bound. Following the Closing and assuming all consents set forth on Schedule 5.2(a)(viii) have been obtained, Buyer and their Affiliates will be permitted to exercise all rights of the Company under such Contracts (other than those Contracts listed on Schedule 2.5(a) for which consents will not be obtained prior to Closing) to the same extent as the Company would have been able to exercise the same had the transactions contemplated hereby not occurred, without payment of any additional amount or consideration other than ongoing fees, royalties or payments which the Company would otherwise have been required to pay. For the avoidance of doubt, notwithstanding anything in this Section 2.9(s) to the contrary, if the Company is not successful in obtaining all consents on Schedules 2.5(a) and 5.2(a)(viii) prior to the Closing, the Company remains subject to the obligations as set forth in Section 4.14.
2.10 Information Technology. Except as set forth on Schedule 2.10: The Company has taken reasonable steps and implemented reasonable procedures to ensure that the information technology systems used by the Company (the “IT Systems”) are free from Harmful Code, and the Company has in effect disaster recovery plans, procedures and facilities for the Business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. There have been no unauthorized intrusions or breaches of the security with respect to the IT Systems. The Company has implemented any and all security patches or upgrades that have been generally made available to it for the IT Systems.

2.11 Privacy. Except as otherwise set forth on Schedule 2.11:
(a) The Company is, and has at all times been, in material compliance with (i) all applicable Laws regarding the protection, storage, use and disclosure of Personal Data, (ii) the privacy policies and other Contracts (or portions thereof) in effect between the Company and users of the Company Products, and (iii) Contracts (or portions thereof) between the Company and vendors, marketing affiliates, and other business partners, in each case in clauses (ii) and (iii), that are applicable to the use and disclosure of Personal Data (such policies and Contracts being hereinafter referred to as “Privacy Agreements”). The Company has made available to Parent in the electronic data room accurate and complete copies of all of the Privacy Agreements.
(b) The Company has confidentiality agreements in place with all vendors or other Persons whose relationship with the Company involves the collection, use, disclosure, storage, or processing of Personal Data on behalf of the Company, which agreements require such Persons to protect such Personal Data in a manner consistent with the Company’s obligations in the Privacy Agreements.
(c) No Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of the Company and is in the possession or control of the Company.
2.12 Real Property.
(a) The Company does not own nor has it formerly owned any real property.
(b) Schedule 2.12 identifies the only real property lease (the “Lease”) to which the Company is the lessee, and identifies the other parties to the Lease and the address of the property subject thereto (the “Company Property”). The Company has a good, marketable and valid leasehold interest in the Lease, subject only to Permitted Liens. The Company has previously made available to Buyer and/or its counsel true, correct and complete copies of the Lease, together with all amendments, modifications, supplements, waivers and side letters related thereto. (i) The Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Company or, to the knowledge of the Company, any other party to the Lease is in breach or default thereunder and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no material disputes, oral agreements or forbearance programs in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents made available to Buyer; (vi) the Company has not assigned, subleased, licensed, granted any rights to use or occupy, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease; (vii) the Lease covers the entire estate it purports to cover; and (viii) there are no Persons in possession of such Company Property except the Company.

(c) With respect to the Company Property: (i) the current use of the Company Property and the operation of the Business thereon does not violate any instrument of record or Contract affecting such Company Property, as applicable, or any applicable Law in any material respect (without any fines or monetary Liabilities attached); (ii) the Lease, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of the Company Property except in favor of the Company; and (iii) there are no Persons in possession of such Company Property except the Company.
(d) The Company Property has received all required approvals of Governmental Authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Company Property) required in connection with the operation thereof. The Company Property (x) in good operating condition and repair, subject to ordinary wear and tear, (y) sufficient for the operation of the Business as presently conducted and (z) in conformity with all applicable Laws and other requirements relating thereto currently in effect.
2.13 Contracts.
(a) Except as set forth on Schedule 2.13, the Company is not a party to or bound by any written or oral:
(i) collective bargaining agreement or other Contract with any labor union;
(ii) Contracts containing covenants (including confidentiality provisions if applicable) limiting the freedom of any employee, consultant, director, stockholder or Affiliate of the Company, to engage in any line of business, compete with any person or that otherwise have the effect of restricting in any material respect the employee, consultant, director, stockholder or Affiliate of the Company from the development, manufacture, marketing or distribution of products and/or services, including without limitation, non-competition, non-solicitation and standstill obligations, except in each case for nonmaterial nondisclosure or confidentiality agreements entered into by the Company;
(iii) Contract relating to Indebtedness or to the mortgaging or pledging of, or otherwise placing a Lien on, any of its assets or any of its securities;
(iv) Contract which prohibits it from freely engaging in business or competing with any Person anywhere in the world during any period of time without any limitation or Adverse Consequences;
(v) Contract under which it has advanced or loaned any other Person any amounts;
(vi) Contract creating an obligation of the Company to purchase goods, materials or services in an amount greater than $25,000;
(vii) Contract requiring the Company to indemnify or hold harmless any Person whereby the Company is, or could reasonably be anticipated to be, responsible for indemnification obligations in excess of $25,000;

(viii) warranty Contract with respect to its services rendered or its products sold, leased or licensed;
(ix) any Contract with any of the Shareholders, the Company or their respective Affiliates;
(x) Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company, including any Contract which contains a “most favored nation” provision;
(xi) Contract which contains performance guarantees;
(xii) Contract with a license of Intellectual Property to or from the Company other than Non-Critical Software;
(xiii) Contract involving the settlement of any Action or Proceeding or threatened Action or Proceeding (A) which will involve payments after the date of the Latest Balance Sheet of consideration in excess of $25,000 or imposition of monitoring or reporting obligations to any other Person outside the ordinary course of business or (B) with respect to which conditions precedent to the settlement have not been satisfied;
(xiv) Contract appointing any agent to act on its or their behalf or any power of attorney;
(xv) Contract relating to the acquisition or sale of the Business (or any material portion thereof), whether or not consummated, other than this Agreement;
(xvi) Contract with any Governmental or Regulatory Authority;
(xvii) partnership, joint venture or other similar Contract involving a share of profits, losses, costs, or liabilities with any other Person;
(xviii) any lease for operating equipment or other personal property; or
(xix) other Contract material to the Company, whether or not entered into in the ordinary course of business.
(b) With respect to the Company’s obligations thereunder and, with respect to the obligations of the other parties thereto, all of the Contracts set forth or required to be set forth on Schedule 2.13 or Schedule 2.14 (each a “Material Contract”) are valid, binding and enforceable against the Company (to the extent party thereto) and enforceable by the Company (to the extent party thereto) against the other parties thereto, in accordance with their respective terms. The Company, (to the extent party thereto) has performed all obligations required to be performed by them under such Contracts and the Company has not received any notice that it is in default under or in breach of any such Contract. Prior to the date hereof and except as otherwise set forth on Schedule 2.13, (i) no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company under any such Contract; (ii) to the Company’s knowledge, no other party to any such Contract is in breach thereof or default thereunder and none of the Company or any Shareholder has received any notice of termination, cancellation, breach or default under any such Contract; and (iii) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the Material Contracts with any Person and no such Person has made written demand for such renegotiation. Subject to receipt of the consents or approvals required under the Contracts set forth on Schedule 2.5(a) as a result of or in connection with the consummation of the transactions contemplated by this Agreement, Buyer shall have the benefit of each Material Contract and shall be entitled to enforce each such Contract immediately following the Closing; provided that to the extent the Company is not successful in obtaining all consents on Schedules 2.5(a) and 5.2(a)(viii) prior to the Closing, the Company remains subject to the obligations as set forth in Section 4.14

(c) A true, correct and complete copy of each written Material Contract and an accurate written description setting forth the terms and conditions of each oral Material Contract have been made available to Buyer.
2.14 Customers and Suppliers.
(a) Schedule 2.14(a) sets forth all Contracts with the top fifteen (15) customers of the Company (including distributors), based on the dollar amount of consolidated revenues earned by the Company (i) for each of the two (2) most recent fiscal years and for the current fiscal year, and the revenues generated from such customers and (ii) for fiscal year beginning January 1, 2011, as of the date of the Latest Balance Sheet.
(b) Schedule 2.14(b) sets forth all Contracts with each vendor, supplier, reseller, service provider and other similar business relation of the Company from whom the Company purchased greater than $25,000 in goods or services (i) for each of the two (2) most recent fiscal years and (ii) reasonably expects to result in total annual payments greater than $25,000 for goods and services over the course of the twelve (12) months ending December 31, 2011.
(c) Except as set forth on Schedule 2.14(c), to the Company’s knowledge, no customer, vendor, supplier, reseller, service provider or other similar business relation of the Company set forth or required to be set forth on Schedule 2.14(a) or Schedule 2.14(b) has given the Company, or any of its Affiliates, officers, directors, employees, agents or representatives, oral or written notice that it intends to stop or materially alter its business relationship with the Company (whether as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise), or has during the past twelve (12) months decreased materially, or threatened to decrease or limit materially, its usage or purchase of the service or products (including advertising space) to the Company.
2.15 Accounts Receivable. The accounts receivable set forth on the Latest Balance Sheet and all accounts receivable arising since the Latest Balance Sheet (together, the “Accounts Receivable”), represent bona fide claims of the Company against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. To Company’s knowledge, the Accounts Receivable are not subject to defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Latest Balance Sheet and, in the case of Accounts Receivable arising since the Latest Balance Sheet, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Latest Balance Sheet.

2.16 Insurance. Schedule 2.16 sets forth and briefly describes (a) each insurance policy maintained for or on behalf of the Company with respect to the Purchased Assets (including an indication of whether the coverage was on a claims made, occurrence or other basis) and (b) all claims of the Company that are currently pending or that have been made with an insurance carrier since January 1, 2010. All of such insurance policies are in full force and effect and will continue in full force and effect following the consummation of the transactions contemplated by the Transaction Documents. Such insurance policies (i) collectively provide adequate insurance coverage for the assets and operations of the Company; (ii) collectively are sufficient for compliance with all requirements of Law and all Contracts to which the Company is a party or is otherwise bound; and (iii) are issued by an insurer that is financially sound and reputable. No default exists with respect to the obligations of any of the Company under any such insurance policy, and the Company has not received any notification of cancellation of any such insurance policies. There are no facts upon which an insurer might be justified in reducing coverage or increasing premiums on existing policies or binders, and there are no pending claims by the Company to which the insurers have denied coverage or otherwise reserved rights. Since January 1, 2010, the Company has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance. The Company has no self-insurance or co-insurance programs.
2.17 Litigation. Except as set forth on Schedule 2.17, there are no, and during the past three years there have not been any, material Actions or Proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company (or pending or, to the Company’s knowledge, threatened against or affecting any of the officers, directors or employees of the Company with respect to the Business), or pending or, to the Company’s knowledge, threatened by the Company against any third-party, at law or in equity, or before or by any Governmental or Regulatory Authority (including Actions or Proceedings with respect to the transactions contemplated by the Transaction Documents), and, to the Company’s knowledge, there is no valid basis for any of the foregoing. To the Company’s knowledge, the Company is not the subject of any governmental investigation or inquiry and, to the Company’s knowledge, there is no valid basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other Governmental or Regulatory Authority.
2.18 Tax Matters.
(a) The Company has duly and timely filed or caused to be timely filed with the appropriate Tax Authority all Tax Returns required to be filed by, or with respect to, the Company. All such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return with respect to any Purchased Asset or the Business. No claim has ever been made by a Tax Authority in a jurisdiction where Tax Returns are not filed with respect to any Purchased Asset or the Business that such Purchased Asset or the Business may be subject to Tax by that jurisdiction. All Taxes due and owing by the Company (whether or not shown on any Tax Returns) have been timely paid. Schedule 2.18(a) sets forth each jurisdiction (other than U.S. federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis, in each case with respect to any Purchased Asset or the Business.

(b) Schedule 2.18(b) sets forth each jurisdiction in which the Company collects, or to the Knowledge of the Company, is required to collect or has been required to collect sales or use Taxes. The Company has collected all sales and use Taxes required to be collected in such jurisdiction and has remitted on a timely basis such amounts to the appropriate Tax Authorities (or has been furnished properly completed exemption certificates).
(c) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Tax Authority. There are no pending or threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. There are no matters under discussion with any Tax Authority, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. No issues relating to Taxes of the Company were raised by the relevant Tax Authority in any completed audit or examination that would reasonably be expected to result in an amount of Taxes in a later taxable period.
(d) The Company has made available to Buyer complete and accurate copies of all Tax Returns of the Company for all taxable years remaining open under the applicable statute of limitations, including, promptly upon their availability, for the most recent taxable year, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company’s inception. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.
(e) There are no Liens for Taxes upon any property or asset of the Company (other than statutory liens for current Taxes not yet due and payable).
(f) No Purchased Asset (i) is property that is required to be treated for Tax purposes as being owned by any other Person (other than any Purchased Asset that is leased); (ii) is Tax-exempt bond financed property or Tax-exempt use property within the meaning of Section 168 of the Code; or (iii) directly or indirectly secures any debt the interest on which is Tax exempt under Section 103(a) of the Code.
(g) The Company is not, and has never been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract.
(h) The Company is not a “foreign person” as defined in Section 1445(f)(3) of the Code. The transactions contemplated herein are not subject to the Tax withholding provisions of Section 3406 of the Code or of Subchapter A of Chapter 3 of the Code or of any other provision of applicable Law.

(i) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholders of the Company or other Person in connection with the Business.
(j) The Company has properly and timely elected to be, and has qualified as, an S corporation under Section 1362 of the Code for all Tax periods since July 1, 1995. The Company has properly and timely elected to be an S corporation under applicable provisions of state, local or foreign Law, in each jurisdiction where the Company is required to file an income or franchise Tax Return and is permitted to so elect, as set forth on Schedule 2.18(j).
(k) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).
For purposes of this Section 2.18, any reference to the Company shall be deemed to include any predecessor of the Company or Person that merged with or was liquidated into the Company.
2.19 Compliance with Laws.
(a) During the past three (3) years, (i) the Company has conducted the Business in material compliance with all Laws relating to the operation and conduct of the Business or any of its properties or facilities; and (ii) the Company has not received written notice (whether material or not) of any violation or alleged violation, or non-written notice of a material violation or alleged violation. No event has occurred, and no condition exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company of, or a failure on the part of the Company to comply with, any Law relating to the operation and conduct of the Business or any of its properties or facilities.
(b) The Company is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental or Regulatory Authority necessary for the Company to own, lease and operate its properties or to conduct the Business consistent with past practice (collectively, the “Permits”). All applications for or renewals of all such Permits have been timely filed and made and, except for the non-transferable Permits set forth on Schedule 2.19(b), no such Permit will expire or be terminated as a result of the consummation of the transactions contemplated by the Transaction Documents. All of such Permits are in full force and effect and, except for the non-transferable permits set forth on Schedule 2.19(b), will remain in full force and effect immediately following the Closing, the Company is in compliance with the foregoing without any conflict with the valid rights of others.

2.20 Employees.
(a) Neither the Company nor any of its Affiliates is or has been a party to any collective bargaining or similar agreement and there are no labor unions or other organizations representing, purporting to represent or, to the Company’s knowledge, attempting to represent, any employee of the Company or any of its Affiliates. There are no unfair labor practice complaints pending against the Company or any of its Affiliates before the National Labor Relations Board or any other Governmental or Regulatory Authority nor, to the Company’s knowledge, are any such complaints threatened. Neither the Company nor any of its Affiliates have experienced any strike, slowdown or work stoppage nor, to the Company’s knowledge, are any such strikes, slowdowns, work stoppages or lockouts threatened.
(b) No charge, complaint, grievance, investigation or inquiry is pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates with respect to any such entity’s compliance with applicable Laws and/or Contracts relating to employment, including without limitation, those relating to employment practices, immigration, wages, hours and terms and conditions of employment, collective bargaining, discrimination, civil rights, safety and health, worker notification requirements, immigration and workers’ compensation, and the Company and its Affiliates are in compliance in all material respects with each of the foregoing. The Company and its Affiliates have correctly classified their employees and other service providers as exempt employees, non-exempt employees or non-employees for all purposes, including without limitation, under the Fair Labor Standards Act, the Code and other applicable Laws.
(c) Neither the Company nor any of its Affiliates has taken any action that could reasonably be expected to result in an involuntary termination of employment of enough employees (beyond normal turnover) on or prior to the Closing Date to give rise to any Liability under the WARN Act (disregarding, for purposes of this representation, any employee to whom Buyer elects not to make an offer of employment in connection with the Closing).
(d) To the Company’s knowledge, no Essential Employee, officer or executive has any present intention to terminate employment with the Company. Except as set forth on Schedule 2.20(d), no employee of the Company or its Affiliates is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting or similar Contract relating to, affecting or in conflict with the present or proposed business activities of the Company.
2.21 Employee Benefits.
(a) Schedule 2.21(a) sets forth a true and complete list of each Employee Benefit Plan.
(b) To the extent applicable to each Employee Benefit Plan, the Company has made available to Buyer true and complete copies of (i) the plan document (or a written summary of the material terms of any Employee Benefit Plan that is not reflected in a written plan document), including without limitation all trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (ii) all summaries and summary plan descriptions, including any summary of material modifications, (iii) the most recent annual reports (Form 5500 series) filed with the Internal Revenue Service, (iv) the most recent actuarial report or other financial statement relating to such Employee Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, and (vi) all filings made with any Governmental or Regulatory Authority, including but not limited to any filings under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program.

(c) Each Employee Benefit Plan has been operated, administered and maintained in all material respects in accordance with, its terms and all applicable Laws, including ERISA and the Code, and all employer contributions, salary reduction contributions, expenses and premiums required to be made or paid under the terms of any of the Employee Benefit Plans as of the date of this Agreement have been timely made or paid or, if not yet due, have been properly reflected or accrued on the most recent consolidated balance sheet filed or incorporated by reference in the Company’s financial statements prior to the date of this Agreement.
(d) Each Employee Benefit Plan which is intended to be a “qualified plan” within the meaning of 401(a) of the Code has either (i) received a favorable determination letter from the Internal Revenue Service as to its qualified status, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has been determined by the Internal Revenue Service to be exempt, and to the Company’s knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.
(e) None of the Company, any officer of the Company, any Employee Benefit Plans which are subject to ERISA, any trust created thereunder nor, to the Company’s knowledge, any fiduciary or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Buyer, or any officer of Buyer to any material tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law. No claim, suit, administrative proceeding, action or other litigation has been brought, or to the Company’s knowledge is threatened, against or with respect to any Employee Benefit Plan, other than routine claims for benefits.
(f) Except as set forth on Schedule 2.21(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, whether contingent or otherwise), including, without limitation, any termination of employment, will (i) entitle any current or former employee, officer, consultant or director of the Company or its Affiliates to any payment; (ii) result in or cause the accelerated vesting, funding, or time of payment, or delivery of any compensation, equity award or other benefit; (iii) increase the amount or value of, any payment, compensation or benefit to any such employee, officer, consultant or director of the Company or its Affiliates; or (iv) limit the Company’s right to amend, modify or terminate any Employee Benefit Plan.

(g) Except as required by COBRA or any similar applicable law, no Employee Benefit Plan provides any of the following retiree or post-employment benefits to any person: health, accident, disability, death or life insurance benefits.
(h) Except as set forth on Schedule 2.21(h), neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to, or has ever sponsored, maintained, contributed to or been required to contribute to, or has any liability or obligation, whether actual or contingent, with respect to any Multiemployer Plan or Pension Plan. With respect to any Pension Plan required to be set forth on Schedule 2.21(h), (A) such Pension Plan has been terminated in accordance with its terms and all applicable Laws, including ERISA and the Code, and (B) there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any current or contingent Liabilities under ERISA, the Code or any other applicable Laws.
(i) With respect to the Employee Benefit Plans, there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any current or contingent Liabilities of Buyer or its Affiliates following the Closing under ERISA, the Code or any other applicable Laws. None of the Purchased Assets or other assets of the Company or any of its ERISA Affiliates are, or could reasonably be expected to become, subject to any lien under the Code or ERISA.
2.22 Affiliated Transactions. Except as set forth on Schedule 2.22, no Related Party (a) is a party to any Contract with the Company; (b) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (i) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or (ii) any other entity in any business arrangement or relationship with the Company; provided, however, that the passive ownership of securities listed on any national securities exchange representing no more than five (5) percent of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (c) has any interest in any property, asset or right used by the Company or necessary or desirable for the Business; (d) has outstanding any Indebtedness owed to the Company; or (e) has received any funds from the Company since the date of the Latest Balance Sheet, except for employment-related compensation received in the ordinary course of business. The Company has no Liability or any other obligation of any nature whatsoever to any Related Party, except for employment-related Liabilities and obligations incurred in the ordinary course of business.
2.23 Environmental Matters. (a) The Company is now and has always been in material compliance with all Environmental Laws and has all environmental Permits necessary for the conduct and operation of the Business as now being conducted, and all such environmental Permits are in good standing; (b) there is not now and during any period of the ownership, operation or lease any property by the Company has not been any Hazardous Materials used, generated, treated, stored, transported, disposed of, released, handled or otherwise existing on, under, about, or emanating from or to, any such property currently owned, leased or operated by the Company, or any such property previously owned, leased or operated by the Company, except in material compliance with all applicable Environmental Laws (c) the Company has not received any written notice of alleged, actual or potential responsibility or liability for, or any inquiry or investigation regarding, any release or threatened release of Hazardous Materials or alleged violation of, or non-compliance with, any Environmental Law; (d) there is no site to which the Company has transported or arranged for the transport of Hazardous Materials which is the subject of any environmental action; (e) the Company has not released any other Person from claims or liability under any Environmental Law nor has waived any rights concerning any claims under any Environmental Law; (f) except as otherwise set forth on Schedule 2.23 the Company is not an indemnitor in connection with any potential or actual claim for any liability or responsibility under any Environmental Law, (g) the Company has not entered into or agreed to any consent order or decree, or contract, or is subject to any judgment, settlement, order, or agreement relating to, compliance with, or liability under, any Environmental Law, environmental Permit, or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, (h) the Company has provided true, complete and correct copies of all environmental insurance policies to Buyer, and (i) true, complete and correct copies, in the Company’s possession or control, of all sampling results, environmental or safety audits or inspections, or other written reports or correspondence concerning environmental, health or safety issues, pertaining to any current or former operations of the Company or property currently or formerly owned, leased or operated by the Company, have been provided to Buyer.
2.24 Certain Payments. None of the Company, any Shareholder or any of their respective directors, officers, agents, representatives or employees (in their capacity as directors, officers, agents, representatives or employees of the Company) has at any time during the past three (3) years: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Business, or failed to disclose fully any such contribution in violation of applicable Laws; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental or Regulatory Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (c) made any unlawful payment or given any other unlawful consideration to any customer or supplier of the Company or any officer, director, partner, employee, consultant or agent of any such customer or supplier in respect of the Business; or (d) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended.
2.25 No Other Agreements to Sell the Purchased Assets. Neither the Company, Shareholders nor any of their respective Affiliates or Representatives have any commitment or legal obligation, absolute or contingent, to any Person other than Buyer to sell, assign, transfer or effect a sale of any of the Purchased Assets, to sell or effect a sale of the capital stock of the Company, to effect any merger, consolidation, liquidation, dissolution or other reorganization of the Company, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.
2.26 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any Contract to which the Company is a party or that is otherwise binding upon the Company, except for those amounts due to FocalPoint Securities LLC.

2.27 Takeover Statutes. No Takeover Statute applicable to the Company is applicable to the Asset Purchase or any of the transactions contemplated by this Agreement or any of the Transaction Documents.
2.28 Disclosure. To the Company’s knowledge, no representation or warranty of the Company or any Shareholder in this Agreement or any other Transaction Document, and no statement contained in the Seller Disclosure Schedule contains any untrue statement of a material fact, or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.
2.29 No Solicitation. Since May 13, 2011, neither the Company, any Shareholder nor any of their respective Affiliates or Representatives have taken, directly or indirectly, any action that is a breach of the Exclusivity Agreement with any Person other than Buyer and its designees.
2.30 No Other Representation or Warranty. Except for the representations and warranties contained in this ARTICLE II (as modified by the Company Disclosure Schedules) and in any certificate delivered by or on behalf of the Company hereunder, the Company and each Shareholder makes no express or implied representation or warranty, and the Company and each Shareholder hereby disclaims any such representation or warranty with respect to the execution and delivery of the Transaction Documents and the consummation of the transaction contemplated thereunder.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as set forth in the disclosure schedules dated as of the date of this Agreement and delivered to the Company herewith (the “Buyer Disclosure Schedule”), Buyer, jointly and severally, represents and warrants to the Company that the statements contained in this ARTICLE III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date, subject only to such exceptions as are specifically disclosed with respect to specific numbered sections and lettered subsections of this ARTICLE III in the Buyer Disclosure Schedule delivered herewith and dated as of the date hereof, and organized with corresponding numbered sections and lettered subsections.
3.1 Organization; Corporate Power. Acquisition Sub is a limited liability company and Parent is a corporation, each duly organized, validly existing and in good standing under the laws of the state of Delaware and all other jurisdictions in which its ownership of property or conduct of business requires it to be qualified. Each of Acquisition Sub and Parent possesses all requisite limited liability company and corporation power and authority, respectively, necessary to own, operate and lease and license its properties, to carry on its business as now conducted and carry out the transactions contemplated by this Agreement and the other Transaction Documents to which Acquisition Sub or Parent, as applicable, is a party. Copies of the organizational documents of each of Acquisition Sub and Parent have been provided to the Sellers and reflect all amendments made thereto as of the Closing Date and are true, correct and complete.

3.2 Authorization. Each of Acquisition Sub and Parent has all requisite limited liability company and corporation power and authority, respectively, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Acquisition Sub and Parent is a party have been duly authorized by Acquisition Sub and Parent, as applicable. All limited liability company and corporate actions and proceedings required to be taken by or on the part of Acquisition Sub and Parent to authorize and permit the execution, delivery and performance by Acquisition Sub and Parent, as applicable, of this Agreement and the other Transaction Documents to which it is a party have been duly and properly taken. This Agreement has been, and each other Transaction Document to which Acquisition Sub or Parent is a party will be, duly executed and delivered by Acquisition Sub and Parent, as applicable. This Agreement constitutes, and each Transaction Document to which Acquisition Sub or Parent is a party will constitute, when so duly executed and delivered, a valid and binding obligation of Acquisition Sub and/or Parent, as applicable, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
3.3 No Conflict; Required Filings and Consents. The execution and delivery by each of Acquisition Sub and Parent of this Agreement do not, and the execution and delivery of the other Transaction Documents to which Acquisition Sub and Parent is a party and the performance of this Agreement and such other Transaction Document by Acquisition Sub and Parent, as applicable, will not, conflict with or violate any provision of the organizational documents of Acquisition Sub or Parent, as applicable.
3.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by the Transaction Documents based on any Contract to which Acquisition Sub or Parent is a party or that is otherwise binding upon Acquisition Sub and/or Parent, as applicable.
3.5 No Other Representation or Warranty. Except for the representations and warranties contained in this ARTICLE III (as modified by the Buyer Disclosure Schedules) and in any certificate delivered by or on behalf of Buyer hereunder, Buyer makes no express or implied representation or warranty, and Buyer hereby disclaims any such representation or warranty with respect to the execution and delivery of the Transaction Documents and the consummation of the transaction contemplated thereunder.
3.6 Disclosure. To the Buyer’s knowledge, no representation or warranty of the Parent or Acquisition Sub in this Agreement or any other Transaction Document, and no statement contained in the Buyer Disclosure Schedules contains any untrue statement of a material fact, or omits a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.7 No Other Representation or Warranty. Buyer acknowledges that Seller makes no express or implied representation or warranty other than the express representations and warranties contained in this Agreement and any other Transaction Document.
ARTICLE IV
ADDITIONAL AGREEMENTS
4.1 Public Disclosure. Except as required for the pursuit of the third-party consents required by Section 5.2(a)(viii) and the Company’s announcements to and discussions with employees of the Company reasonably required in furtherance of the Asset Purchase and the performance of the parties’ obligations pursuant to this Agreement and the other Transaction Documents, and except as otherwise required by Law (including federal, state and foreign securities Laws) or, as to Parent, by the rules and regulations of the NYSE, neither the Company, the Shareholders, Parent nor Acquisition Sub shall issue or cause the publication of any press release or other public announcement or disclosure to any third-party of the existence or any subject matter relating to, or terms or conditions of, this Agreement unless approved by Parent, in its sole and absolute discretion, prior to release, announcement or disclosure. The Asset Purchase and this Agreement will be publicly announced at a time and in a manner determined by Parent in its sole and absolute discretion; provided, however, that Parent shall provide any such release or disclosure to Sellers for review and comment, and shall reasonably consider any such comments by Sellers prior to any such release, announcement or disclosure.
4.2 Additional Documents and Further Assurances; Cooperation. Buyer, the Company and the Shareholders, at the request of the other parties, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby (including all action reasonably necessary to seek and obtain any and all Approvals and consents required in connection with the Asset Purchase; provided, however, that neither Parent, Buyer nor (unless approved and so directed by Parent in advance) the Company nor the Shareholders shall be obligated to make or consent to any divestiture or operational limitation or activity in connection therewith, or any waiver or modification of any right, or any payment of money or grant of any other commercial concession as a condition to obtaining any such Approval). Each party agrees to use commercially reasonable efforts to cause the conditions set forth in ARTICLE V to be satisfied, where the satisfaction of such conditions depends on action or forbearance from action by such party.
4.3 Employee Matters. Schedule 4.3 sets forth a list of all employees of the Company employed in the operation of the Business as of the date hereof, stating such employee’s name, job title, location of employment, base salary or hourly rate of compensation, target incentive compensation, years of service credit, accrued vacation (the “Accrued PTO”) and other paid time-off, exempt/non-exempt status, and hire date (as the same may be updated by the Company no later than seven (7) days prior to the Closing). All such employees are referred to herein as the “Business Employees.”

(a) Offers of Employment. On or prior to the Closing Date, Acquisition Sub shall extend offers of employment to all Business Employees at the same location where such employees were employed immediately prior to the Closing Date on at least the same wage rates or cash salary levels and levels of responsibility, and on such other terms and conditions as are, in the aggregate, substantially comparable to those in effect immediately prior to the Closing Date. The Company shall cooperate with and use its best efforts to make reasonably accessible to Buyer all such Business Employees and to assist Buyer in its efforts to secure satisfactory employment terms with those Business Employees. Solely with respect to the Essential Employees, on or prior to the Closing Date, Buyer shall extend offers of employment to the Essential Employees pursuant to the terms and conditions set forth in the Employment Agreement. Any Business Employees, including any Essential Employees, who accept an offer of employment in accordance herewith and commence employment with Buyer or its Affiliate as of the Closing Date (or on such employees’ next regularly scheduled work date) shall be referred to as the “Transferred Employees.” The Company and its Affiliates shall terminate for all purposes (including under all Employee Benefit Plans) the employment of all Business Employees, including any Essential Employees, who agree to become Transferred Employees, effective immediately prior to the Closing. The parties acknowledge and agree that the termination of employment of Transferred Employees as required by this Agreement shall constitute a “separation from service” (within the meaning of Code Section 409A) with respect to each Transferred Employee.
(b) Post-Closing Benefits. After the first day of the calendar month immediately following the Closing Date, Buyer shall, or shall cause an Affiliate to, make the health and welfare benefits set forth on Schedule 4.3(b) available to Transferred Employees who timely elect to participate in such programs, which plans shall be no less favorable, in the aggregate, than those health and welfare benefits provided by Buyer to Acquisition Sub’s similarly situated employees (other than the Transferred Employees) under Buyer’s “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA).
(c) Service Credit. For purposes of any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) in which any Transferred Employee participates after the Closing (if any), Buyer shall, to the extent permitted under the terms of the applicable plan, recognize, or cause the recognition of, all service prior to the Closing of the Transferred Employee with the Company or its Affiliates, as if such service were with Buyer, for purposes of satisfying any waiting periods for eligibility to participate in any such employee benefit plan; provided, however, that such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, or (ii) such service was not recognized under a corresponding Employee Benefit Plan. In addition, Transferred Employees will retain their anniversary dates for purposes of performance review and raises until December 31, 2011.
(d) Accrued PTO. The Company shall pay out to each Transferred Employee the amount of such Transferred Employee’s Accrued PTO at Closing, and Buyer shall provide the ability, following the Closing, to take unpaid absence from work (“Unpaid Time Off”), subject to the following conditions: (i) each Transferred Employee may take a number of days of Unpaid Time Off equal to the lesser of (A) the number of days represented by such Transferred Employee’s Accrued PTO, or (B) ten (10) days (in either case, such Transferred Employee’s “Unpaid Time Off”), (ii) Unpaid Time Off may be used only in accordance with applicable Company policies governing the use of paid-time-off generally for such Transferred Employee and only during the one-year period immediately following the Closing, after which any unused Unpaid Time Off will be canceled and forfeited, and (iii) the Transferred Employee must designate, prior to any absence from work, whether the days of absence will count against the Transferred Employee’s Unpaid Time Off or against post-Closing vacation accrual (in the latter case, if available).

(e) Notwithstanding anything herein to the contrary, the Company shall be solely responsible for, and the Company shall indemnify and hold Buyer and its Affiliates harmless from and against, any and all Liabilities or obligations, whether actual or contingent: (i) associated with any employee or other service provider of the Company or any of its Affiliates (or any dependent thereof), including without limitation any Business Employee, in any case who does not become a Transferred Employee, including in connection with any termination of any such service relationship; (ii) that arise in connection with any Transferred Employee (or any dependent thereof) on or prior to the Closing Date; (iii) that arise under or in connection with any Employee Benefit Plan at any time (except as expressly provided in Section 4.3(d) above with respect to Assumed PTO); and (iv) associated with any Officer Change in Control Payment. Without limiting the generality of the foregoing, Buyer shall not, at any time, have or assume any obligation or liability with regard to any severance, retention, employment, change-of-control, pension, retirement, equity or other plan, program, policy or agreement of or with the Company or any of its Affiliates. Notwithstanding the foregoing, if Buyer terminates any Transferred Employees within the 60-day period following the Closing, then Buyer shall make or shall cause its Affiliates to make any filings and shall deliver any notices required under the WARN Act in connection with the proposed termination of employment, and no Seller shall have any Liability under the WARN Act with respect to any such Transferred Employee terminated by Buyer or one of its Affiliates. Buyer or one of its Affiliates shall be solely responsible for any Liability that may accrue under the WARN Act or otherwise to any Transferred Employee as a result of any improper or untimely notice required under the WARN Act for “employment loss” that occurs after the Closing Date as a result of the termination of such Transferred Employee’s employment with Buyer or one of its Affiliates.
(f) Nothing contained in this Agreement shall confer upon any Transferred Employee any right with respect to continuance of employment by Buyer or its Affiliates, nor shall anything herein interfere with the right of Buyer or its Affiliates to terminate the employment of any of the Transferred Employees at any time, with or without cause, or restrict Buyer or its Affiliates in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferred Employees (except in each case as expressly provided on Schedule 1.6 or in Section 4.3(b) above).
(g) No provision of this Agreement shall (i) create any third-party beneficiary rights in any current or former service provider of the Company or any of its Affiliates, any beneficiary or dependents thereof, or any collective bargaining representative thereof; (ii) be deemed or construed to be an amendment or other modification of any Employee Benefit Plan, or Buyer employee benefit plan; (iii) obligate Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time; or (iv) be deemed to prevent or restrict in any way the right of Buyer or its Affiliates to terminate, reassign, promote or demote any Transferred Employee at any time, or to change the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such Transferred Employee (except in each case as expressly provided on Schedule 1.6).

4.4 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement or the Transaction Documents, the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any such Takeover Statute on any of the transactions contemplated hereby.
4.5 Company’s Auditors. The Company shall use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of financial statements as required by Parent to comply with applicable SEC regulations and such financial statements would be audited using applicable private company auditing standards (AICPA), (b) the receipt of a letter acknowledging that the independent auditor shall provide consent to the inclusion of the Company’s audited financial statements in Parent’s reports and registration statements filed with the SEC and such consent(s) shall not be unreasonably withheld and shall be billed for in accordance with the auditor’s standard billings for such services, (c) the review of any Company audit or review work papers, including the examination of selected interim financial statements and data, (d) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Buyer or its accountants, and (e) the securing of a binding fee commitment (on terms similar to those in place on the date of this Agreement) with respect to consents and comfort letters reasonably requested by Buyer after the Closing. Sellers and Buyer shall each pay 50% of the costs associated with compliance of this Section 4.5.
4.6 Collection of Receivables. On or following the Closing, if the Company, Shareholders or their respective Affiliates receive payments from any third parties with respect to receivables which are included in the Purchased Assets and which do not subsequently become the property of the Company pursuant to Section 1.5, the Company and Shareholders agree that it shall deliver, or cause their Affiliates to deliver, all such payments to Buyer or pay to Buyer an amount equal to such payments received.
4.7 Payment of Liabilities. Prior to or at the Closing, the Company shall cause the Indebtedness incurred in connection with the Business or the Purchased Assets, or otherwise encumbering the Business or the Purchased Assets to be fully paid and satisfied (including all accrued interest, prepayment penalties, early termination fees or other obligations), other than Assumed Liabilities. Promptly following the Closing, the Company and Shareholders shall cause (i) all security interests in the collateral securing any of such Indebtedness, as the same relates to the Business or the Purchased Assets, to be released and terminated and (ii) all related UCC financing statements to be terminated.

4.8 Records and Documents. From and after the Closing, Sellers agree that Buyer will be entitled to possession of all documents, business records, employment records (excluding medical records) of the Transferred Employees who provide their written authorization to the transfer of such records, agreements and financial data (collectively, the “Records”) of any sort related to the Purchased Assets or the Business other than those listed as Excluded Assets on Annex B; provided, however, that Sellers shall be allowed to make copies of and/or have reasonable access to such Records, including personnel Records to the extent permitted by applicable Law, in connection with the preparation of Financial Statements or Tax Returns, to deal with Tax audits (or otherwise as needed for Tax-related obligations), or other reasonable business purposes of Seller, including without limitation in connection with the Excluded Assets, Excluded Liabilities and the performance of any obligations hereunder; provided, further, that Sellers shall promptly reimburse Buyer for all out of pocket expenses incurred by Buyer in connection with this Section 4.8. After the Closing, Seller shall provide Buyer and its agents and representatives reasonable access to any Records that are Excluded Assets, during normal business hours and on at least five (5) Business days prior written notice, for any reasonable business purpose specified by Buyer in such notice; provided, further, that Buyer shall promptly reimburse the Company for all out of pocket expenses incurred by the Company in connection with this Section 4.8. Buyer shall retain such records for a period of at least two (2) years following the Closing Date and thereafter may dispose of the Records in compliance with its then-current document retention policies.
4.9 Confidentiality; Non-Compete; Non-Solicitation; Non-Disparagement. In further consideration for the payment of the Purchase Price and in order to protect the value of the Purchased Assets purchased by the Buyer (including, without limitation, the goodwill inherent in the Company as of the Closing), upon the Closing of the transactions contemplated by this Agreement, the Company and each Shareholder, as applicable, agrees as follows:
(a) As an employee, officer or director of the Company (as applicable), each Shareholder has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information, as defined below) of the Company. Each Seller agrees that except as otherwise contemplated by this Agreement, in connection with the enforcement of rights or performance of duties hereunder or in the course of employment by any Buyer Entity, unless such Seller first secures the written consent of an authorized representative of Parent or Buyer, such Seller shall not use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information, except to the extent such use or disclosure is required by Law or order of any Governmental or Regulatory Authority (in which event each Seller shall, to the extent practicable, inform Buyer in advance of any such required disclosure, shall cooperate with Buyer in all reasonable ways in obtaining a protective order or other protection in respect of such required disclosure, and shall limit such disclosure to the extent reasonably possible while still complying with such requirements). Each Seller shall use all reasonable care to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.
(b) Each Seller further agrees that promptly after the Closing, such Seller shall deliver to the Buyer or destroy, at the request and option of Buyer, all Confidential Information and other Intellectual Property of the Company in such Seller’s possession and control, in whatever form or medium. If the Buyer requests, each Seller shall promptly provide written confirmation and certification that such Seller has returned or destroyed all such materials.
(c) The Company and each Shareholder agrees that during the period beginning on the Closing Date and ending on the five (5) year anniversary of the Closing Date (the “Noncompete Period”), it shall not (and shall not take any steps toward or preparations in respect of), directly or indirectly, either for itself or for any other Person, own, manage, control, participate in, consult with, render services for, permit his, her or its name to be used or in any other manner engage in any Competing Business. “Competing Business” is any person or entity that provides legal discovery-related services or products in competition with the Business. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, seller, franchisor, franchisee, creditor, or owner; provided that the foregoing activities shall not include passive ownership of less than two percent (2%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market.

(d) During the Noncompete Period, each Seller shall not directly or indirectly through another entity (i) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director or employee of Buyer or Buyer’s subsidiaries parent and related entities (each of the foregoing, a “Buyer Entity” and collectively, the “Buyer Group”) to leave the employ of the Buyer Group; (ii) hire or employ any Person who was an officer, director or employee of the Company (other than any Employee listed on Schedule 4.3(b)), at any time during the six (6) month period immediately prior to the date of this Agreement; (iii) call on, solicit, or service any customer, supplier, licensee, licensor or other business relation of the Buyer Group with respect to products or services that have been provided by the Company Group, are currently being provided by the Buyer Group or which the Buyer Group is currently in the process of developing; or (iv) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, licensee, licensor or other business relation of the Buyer Group to cease doing business with the Buyer Group.
(e) Each Seller acknowledges and represents that: (i) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (ii) such Seller has consulted with independent legal counsel regarding his or her rights and obligations under this Section 4.9; (iii) such Seller fully understands the terms and conditions contained herein; (iv) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in this Section 4.9 to a specified country, city or part thereof); (v) the restrictions and agreements in this Section 4.9 are reasonable in all respects and necessary for the protection of the Parent and Buyer and the other members of the Buyer Group and its Confidential Information and goodwill and that, without such protection, the Buyer Group customer and client relationship and competitive advantage would be materially adversely affected; (vi) the agreements in this Section 4.9 are an essential inducement to the Buyer to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such Seller is party or by which it is bound; and (vii) such Seller is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any Person other than the Buyer. Each Shareholder that is an individual further acknowledges that the restrictions contained in this Section 4.9 do not impose an undue hardship on him, her or it and, since he, she or it has general business skills which may be used in industries other than that in which each Buyer Entity conducts its business and do not deprive Shareholder of his or her livelihood or its business.

(f) If at any time a court or arbitrator’s award holds that the restrictions in this Section 4.9 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that any breach of the provisions contained in this Section 4.9 will result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 4.9 that is continuing, the Parent and Buyer, its successors and assigns and any third-party beneficiary to this Agreement, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by any Seller of this Section 4.9, the Noncompete Period shall be tolled until such breach or violation has been duly cured.
4.10 Shareholder Release.
(a) As a material inducement to Parent’s and Buyer’s willingness to enter into and perform this Agreement and to purchase the Purchased Assets in connection with such purchase, each Shareholder, on behalf of itself and each of its Affiliates and Representatives, hereby releases and forever discharges Parent, Buyer, the Company (with respect to each Shareholder) and each of its individual, joint or mutual, past, present and future Representatives, Affiliates, shareholders, controlling persons, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions or Proceedings, Contracts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Shareholder or any of their respective Representatives now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date on account of or relating to such Shareholder’s rights, if any, in the Purchased Assets; provided, that nothing contained herein shall operate to release any obligation of the Company, Parent or Buyer arising under or in connection with this Agreement or any of the Transaction Documents.
(b) Each Shareholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action or Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.
(c) For the purposes of this Section 4.10, each Seller hereby expressly waives the benefits of Section 1542 of the California Civil Code (or any Law of similar effect) which reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
(d) In the event that any provision of this Section 4.10 is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Section 4.10 will remain in full force and effect. Any provision of this Section 4.10 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.11 Confidentiality. The terms of the Confidentiality Agreement are hereby incorporated by reference and the obligations of Buyer under the Confidentiality Agreement shall terminate upon the Closing. Buyer agrees that, if it discovers after the Closing Date that any of its employees possesses any confidential or proprietary document relating to the Excluded Assets which Buyer is not entitled to possess, it will immediately return such document to Sellers or destroy such document (and, upon request, certify as to the destruction thereof).
4.12 Tax Matters.
(a) Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets or the Business, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any Tax Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Each of Buyer and Sellers shall retain all books and records with respect to Taxes pertaining to the Purchased Assets or the Business for a period of at least seven (7) years following the Closing Date. Buyer and Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Purchased Assets, the Business or the Allocation.
(b) Sellers shall be responsible for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets attributable to the Pre-Closing Tax Period. All Property Taxes levied with respect to the Purchased Assets for any Straddle Period shall be apportioned between Buyer and Sellers based on the number of days of such Straddle Period included in the Pre-Closing Tax Period and the number of days of such Straddle Period included in the Post-Closing Tax Period. Sellers shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for such Property Taxes, Buyer or Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 4.12(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or any Seller makes any payment for which it is entitled to reimbursement under this Section 4.12(b), the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.
(c) Sellers shall promptly notify Buyer in writing upon receipt by Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Sellers that reasonably may be expected to relate to or give rise to a Lien on the Purchased Assets or the Business. Each of Buyer and Sellers shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(d) Any payments made to any party pursuant to ARTICLE VI and Sections 1.4, 1.5, 1.6, 1.8 and 1.12 shall constitute an adjustment of the purchase price for Tax purposes and shall be treated as such by Buyer and Sellers on their Tax Returns to the extent permitted by Law.
(e) For the avoidance of doubt, the Parties’ obligations set forth in Sections 4.12(a) and 4.12(c) are in addition to the Parties’ obligations set forth in Section 6.6.
4.13 Authorizations; Notices and Consents.
(a) Sellers shall cooperate fully with Buyer and use their commercially reasonable efforts to promptly obtain all authorizations, consents, orders and approvals of all Governmental or Regulatory Authorities and that may be or become necessary for the execution and delivery of, and the performance of its obligations pursuant to, the Transaction Documents.
(b) In addition to and not in limitation of Sellers’ covenants contained in Section 4.13(a), Sellers will cooperate with Buyer in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the antitrust division of the DOJ or state attorneys general. If any objections are asserted with respect to the transaction contemplated by this Agreement under the HSR Act, or if any suit is instituted (or threatened to be instituted) by the FTC, the antitrust division of the DOJ or any other Governmental or Regulatory Authority or any third-party challenging any of the transactions contemplated by this Agreement, or which would otherwise prohibit or materially impair such transaction, each of Buyer and Sellers shall use all commercially reasonable efforts to resolve any such objections or suits so as to permit consummation of such transactions; provided, however, that notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to commit to any divestitures, licenses, hold separate arrangements or similar actions, including conditions affecting business operations or practices, on its own behalf or on behalf of any shareholder, parent, subsidiary or affiliate, and provided, further, that Seller shall not be required to incur any financial or other obligation in connection therewith.
4.14 Assignments If the Company is not successful in obtaining any consent on Schedules 4.14 or 5.2(a)(viii) at or prior to the Closing, then the Company agrees that on and after the Closing, the Company will use its commercially reasonable efforts (without the incurrence of any obligation or expenditure of any sum except as expressly set forth in clause (a) of this Section 4.14) to (a) obtain such consents, provided, however, that in the event that obtaining such consents would require any expenditure of sums, then (i) the Company shall pay the first $50,000 of such expenditures in the aggregate and (ii) the Company and Buyer shall each pay one half of the amount of all such expenditures in excess of such $50,000; provided that those expenditures associated with the consents listed on Schedule 4.14(a) shall not be included in calculating expenditures associated with this Section 4.14(a), (b) cooperate with Buyer in any commercially reasonable and lawful arrangement designed to provide Buyer with the benefits of such Contracts as if the appropriate consent had been obtained and cooperate in any lawful arrangement designed to provide such benefits to Buyer; (c) facilitate receipt of the consideration and other economic benefits to be received by Buyer in and under every such Contract, which consideration shall be held for the benefit of, and shall be promptly delivered to, Buyer; and (d) refrain from agreeing to any amendment, supplement, waiver or other modification of any such Contract without the prior written consent of either Parent or Acquisition Sub. To the extent that Buyer is provided the benefits of any such Contract referred to herein (whether from Sellers or otherwise), Buyer shall perform at the direction of Sellers and for the benefit of any third Person (including any Governmental Authority), and shall assume the liabilities and obligations of Sellers thereunder or in connection therewith. The Company agrees to keep Buyer reasonably informed of the progress of the Company’s efforts to obtain such consents and to consult with Buyer in connection therewith.

4.15 Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory or other investment banking, broker, finder, consulting and all other fees and expenses of third parties (“Third-Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses.
4.16 Name Change . Immediately after the Closing, the Company shall amend its Certificate of Incorporation to change the name of the Company to remove the use of “ACT Litigation Services” or any similar name and file with the Secretary of State of the State of California any necessary documentation necessary to relinquish all rights with respect thereto.
4.17 Post-Closing Financial Statements. The Company will use commercially reasonable efforts to deliver to Parent audited financial statements using applicable private company auditing standards (AICPA) of the Business prepared by J.H. Cohn, LLP for the period beginning January 1, 2011 and ending on the Closing Date within sixty (60) days after the Closing Date. Sellers and Parent shall each pay 50% of the cost of performing such audit.
4.18 Release From Lease. Buyers will use commercially reasonable efforts (without the expenditure of any sums) to cause Sellers to be released from any liability under the Lease from and after the Closing Date as soon as reasonably practical after Closing.
ARTICLE V
CLOSING
5.1 Closing. The closing of the Asset Purchase (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 650 Town Center Drive, Costa Mesa, California at 5:00 p.m. Pacific time on the second Business Day following the satisfaction or waiver of all of the conditions set forth in this ARTICLE V, or at such other place or on such other date as is mutually acceptable to Buyer and the Shareholders’’ Representative. The date of the Closing hereunder is referred to herein as the “Closing Date” and the Closing Date will be deemed to have occurred at 12:01 a.m. on July 26, 2011 (the “Effective Time”).
5.2 Conveyances at Closing.
(a) Deliveries by the Company. At or prior to the Closing, the Company shall execute (where applicable) and deliver, or shall cause to be executed and delivered, to Buyer:
(i) an assignment and assumption agreement in the form attached hereto as Exhibit A pursuant to which the Assumed Liabilities are assigned to and assumed by Acquisition Sub (the “Assignment and Assumption Agreement”);

(ii) a bill of sale in the form attached hereto as Exhibit B pursuant to which the Purchased Assets are conveyed to Acquisition Sub (the “Bill of Sale”);
(iii) a counterpart to the Employment Agreement between each Essential Employee and Parent or Acquisition Sub;
(iv) a counterpart to the domain name assignment agreement in the form attached hereto as Exhibit D pursuant to which the Company Intellectual Property is assigned to and assumed by Buyer (the “Domain Name Assignment Agreement”);
(v) a counterpart to the Joint Defense Agreement in the Form attached hereto as Exhibit K the Company and Buyer (the “Joint Defense Agreement”);
(vi) a legal opinion from Sheppard Mullin Richter & Hampton LLP, legal counsel to the Company, substantially in the form attached hereto as Exhibit E;
(vii) payoff letters, duly executed by each of the applicable third-parties, with respect to all Indebtedness, Company Transaction Expenses and Officer Change in Control Payments set forth on Schedule 5.2(a)(vii), accompanied by applicable UCC termination statements, releases and any other documentation reasonably requested by Buyer to evidence the satisfaction in full of such amounts (including a Lien Release from each Secured Lender), in each case, in form and substance reasonably satisfactory to Buyer;
(viii) the Permits and third party consents set forth on Schedule 5.2(a)(viii) in a form and substance reasonably satisfactory to Buyer;
(ix) a letter, in form and substance satisfactory to Buyer, from J.H. Cohn LLP acknowledging that J.H. Cohn LLP, shall provide consent to the inclusion of the Company’s audited financial statements in Parent’s reports and registration statements filed with the SEC; such consent shall not be unreasonably withheld and shall be billed for in accordance with J.H. Cohn LLP’s standard billings for such services;
(x) all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, and in a form reasonably acceptable to Buyer certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code (and, if applicable, any similar provision of state, local or foreign Tax Law);
(xi) a certificate executed by the secretary of the Company certifying (A) the Company’s certificate of incorporation, as filed with and certified by the Secretary of State of the State of California and any amendments thereto, (B) certified copies of the Company’s bylaws, (C) certified copies of the resolutions duly adopted by the Company’s board of directors and its shareholders authorizing the Company’s execution, delivery and performance of the Transaction Documents and the transactions contemplated by the Transaction Documents, and (D) the incumbency of each individual who shall be authorized to sign, in the name and on behalf of the Company, each of the Transaction Documents to which the Company is or is to become a party in connection herewith;

(xii) certified copies of the resolutions duly adopted by each Seller’s respective board of directors and stockholders authorizing such Seller’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated by the Transaction Documents to which it is a part; and
(xiii) all other documents reasonably necessary to vest in Buyer good and marketable title to the Purchased Assets being transferred, free and clear of all Liens other than Permitted Liens, in each case, in form and substance reasonably satisfactory to Sellers and Buyer.
(b) Deliveries by Parent or Acquisition Sub. At or prior to the Closing, Parent and/or Acquisition Sub shall execute (where applicable) and deliver to the Company:
(i) the Estimated Closing Purchase Price as provided in Sections 1.3(b) and 1.3(c);
(ii) a counterpart to each of the Assignment and Assumption Agreement and the Joint Defense Agreements Agreement;
(iii) a counterpart to the Bill of Sale; and
(iv) a counterpart to each of the Employment Agreements.
ARTICLE VI
INDEMNIFICATION
6.1 Survival Periods. Subject to the limitations contained in this ARTICLE VI, all representations, warranties, covenants and agreements contained in this Agreement or in any Transaction Documents shall survive the Closing Date by a period of twenty (20) months (the “Survival Date”), regardless of any investigation made by or on behalf of any party hereto or its Affiliates or the knowledge of any such party’s (or its Affiliates’) officers, directors, stockholders, managers, members, partners, employees or agents; provided, however that (a) with respect to the representations and warranties set forth in Sections 2.1 and 3.1 (Organization; Corporate Power), 2.2 and 3.2 (Authorization), 2.9 (Intellectual Property), 2.18 (Tax Matters) and 2.21 (Employee Benefits) (collectively, the “Statutory Representations”) the Survival Date shall be the 30th day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled) and (b) with respect to the representations and warranties set forth in Section 2.4(a) (Title to Assets; Sufficiency of Assets; Condition of Assets) (the “Fundamental Representation”), there shall be no Survival Date and such representations and warranties shall survive the Closing indefinitely. The Parties agree that so long as written notice is given on or prior to the Survival Date with respect to such claim, the representations and warranties with respect to such breach shall continue to survive until such matter is finally resolved. For the avoidance of doubt, any covenant, agreement or obligation set forth in this Agreement or any Transaction Document, shall survive the Closing until the date that such covenant, agreement or obligation has been fully performed in accordance with its terms. The survival period for the representations and warranties shall in no way affect Buyer’s responsibility to indemnify the Company with respect to the Assumed Liabilities, nor the Company’s responsibility to indemnify Buyer for the Excluded Liabilities.

6.2 Indemnification of the Buyer Indemnified Parties by Sellers.
(a) Obligation. Sellers hereby agree, jointly and severally, to indemnify Parent and Acquisition Sub and each of their respective Affiliates (including the Company after Closing), officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse any such Buyer Indemnified Party in respect of the entirety of any Loss which such Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with:
(i) the breach or inaccuracy of any representation or warranty of the Company or any Shareholder contained in this Agreement or any other Transaction Document (or in any certificate delivered pursuant hereto by or on behalf of Shareholders or the Company to Buyer with respect thereto), in each case, without giving effect to any limitation or qualification as to “materiality,” “material,” “Material Adverse Effect” or similar qualifiers set forth in such representation or warranty for purposes of determining the Losses resulting from, arising out of or relating to such breach (but not for purposes of determining whether such breach occurred);
(ii) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Company or any Shareholder contained in this Agreement or any other Transaction Document;
(iii) any Excluded Liability;
(iv) any claim by any officer or director of the Company to indemnification or reimbursement by Acquisition Sub or the Parent in connection with any Losses arising out of or pertaining to matters existing or occurring at or prior to the Closing;
(v) any and all Liabilities arising under any and all Employee Benefit Plans, and any and all Liabilities with respect to any employee, former employee or other service provider of the Company or any ERISA Affiliate relating to acts or omissions which occurred on or prior to the Closing Date.
(b) Limitations.
(i) No amount shall be payable to the Buyer Indemnified Parties in satisfaction of claims for indemnification pursuant to Section 6.2(a)(i) unless and until the aggregate amount of all Losses of the Buyer Indemnified Parties paid, incurred, sustained or accrued (or anticipated to be paid, incurred, sustained or accrued) equal or exceed $500,000 (the “Threshold”), at which time the Sellers shall indemnify the Buyer Indemnified Parties for the full amount of all such Losses in excess of $100,000 up to an amount equal to the Cap; provided that the Threshold shall not apply to any Losses resulting from, arising out of or relating to breaches of the representations and warranties set forth in the Statutory Representations and the Fundamental Representation, or the related sections and subsections of the Company Disclosure Schedule (in each case disregarding any materiality or knowledge limitation therein for purposes of determining the Losses resulting from, arising out of or relating to such breach, but not for purposes of determining whether a breach occurred).

(ii) The aggregate amount of all payments made by the Sellers in satisfaction of claims for indemnification pursuant to Section 6.2(a)(i) shall not exceed $5,000,000 (the “Cap”); provided that the Cap shall not apply to any Losses resulting from, arising out of or relating to breaches of the representations and warranties set forth in the Statutory Representations and the Fundamental Representation, or the related sections and subsections of the Company Disclosure Schedule (in each case disregarding any materiality or knowledge limitation therein for purposes of determining the Losses resulting from, arising out of or relating to such breach, but not for purposes of determining whether a breach occurred); provided, however, that in no event shall the aggregate amount of all payments made by Sellers in satisfaction of claims for indemnification Pursuant to Section 6.2 exceed the amount equal to the Purchase Price.
(iii) In calculating any Losses there shall be deducted any indemnification, contribution or other similar payment actually recovered by the Indemnitee or any Affiliate thereof from any third Person with respect thereto. Any such amounts received by an Indemnitee or any Affiliate thereof with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor; provided that the Indemnitee shall not be obligated to pay over any such amount in excess of the amount paid by the Indemnitor to the Indemnitee with respect to such claim.
(iv) No Stevens Shareholder shall be required to indemnify and hold harmless for more than the Stevens Shareholder Pro Rata Share of a Loss under Section 6.2;
(v) In no event shall the aggregate amount required to be paid by a Stevens Shareholder under Section 6.2 exceed the portion of the Purchase Price actually received by such Stevens Shareholder;
(vi) No Stevens Shareholder shall be required to indemnify and hold harmless under Section 6.2 with respect to Losses arising from any fraud, intentional misrepresentation, breach of any warranty, representation, covenant or obligation contained in this Agreement by any other Shareholder; provided, however that this subclause (vi) shall not apply in the event of such breach by the Company;
(vii) No Seller shall have any liability for any Loss to the extent that an allowance, provision or reserve covering such Loss is specifically included in the Closing Working Capital.
(viii) Except for remedies that cannot be waived as a matter of Law and injunctive and provisional relief, this ARTICLE VI shall be the sole and exclusive remedy for breach of, or inaccuracy in, any representation, warranty, or covenant contained herein, or otherwise in respect of the transactions contemplated hereby.

(ix) No Seller shall have liability under any provisions of this Agreement for any Losses to the extent that such Losses were caused by actions taken or omitted to be taken by Buyer or any of its Affiliates with respect to the Company, Business, Purchased Assets and/or Assumed Liabilities after the Closing Date.
(x) No Buyer shall have liability under any provisions of this Agreement for any Losses to the extent that such Losses were caused by actions taken or omitted to be taken by Seller or any of its Affiliates with respect to the Company, Business, Purchased Assets and/or Assumed Liabilities prior to the Closing Date.
6.3 Indemnification of Seller Indemnified Parties by Buyer. Parent and Acquisition Sub jointly and severally agree to indemnify the Sellers and their respective Affiliates and each of their respective officers, directors, stockholders, managers, members, partners, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, arising out of, relating to or in connection with (a) the breach or inaccuracy by the Parent or Acquisition Sub of any representation or warranty made by the Parent or Acquisition Sub in this Agreement or any other Transaction Document or (b) the breach, non-compliance or non-performance of any covenant, agreement or obligation of the Parent or Acquisition Sub contained in this Agreement or any other Transaction Document or (c) the Assumed Liabilities.
6.4 Special Rule for Fraud and Intentional Misrepresentation; Fraud and Misrepresentation. Notwithstanding anything in this ARTICLE VI to the contrary, in the event of any breach of a representation, warranty, covenant or agreement by the Company or any Shareholder (including, without limitation, any intentional misrepresentation or fraudulent act committed by any officer, director, employee or agent of the Company or any Shareholder) that results from intentional misrepresentation or constitutes fraud, then (i) such representation or warranty will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and will continue in full force and effect for the period of the applicable statute of limitations with regard to any survival period set forth in Section 6.1, (ii) the limitations set forth in Section 6.2(b) shall not apply to any Loss that the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of, arising out of, relating to or in connection with any such breach, and (iii) the recovery of such Losses shall not reduce the Holdback Amount.
6.5 Notice of Claims.
(a) Any party seeking indemnification hereunder (the “Indemnitee”) shall give promptly to the party obligated to provide indemnification to such Indemnitee (the “Indemnitor”) (it being understood, however, that where the Sellers would otherwise be Indemnified Parties or Indemnitors, all references to such term as used in the procedural provisions of this Section 6.5 shall instead refer to the Company) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnitee to give the Claim Notice promptly as required by this Section 6.5(a) shall not affect such Indemnitee’s rights under this ARTICLE VI except to the extent such failure is prejudicial to the rights and obligations of the Indemnitor.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled under this ARTICLE VI shall be determined: (i) by the written agreement between the Indemnitee and the Indemnitor; (ii) by binding arbitration in accordance with Section 8.8; or (iii) by any other means to which the Indemnitee and the Indemnitor shall agree. The Indemnitee shall have the burden of proof in establishing the amount of Losses suffered by it.
6.6 Third-Party Claims.
(a) In order for a Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnitee (“Third Party Claim”) such Indemnitee must notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim promptly after receipt by such Indemnitee of written notice of the Third Party Claim. Thereafter, the Indemnitee shall deliver to the Indemnitor, within ten (10) Business Days after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b) In the event of the initiation of any legal proceeding against the Indemnitee by a third Person, the Indemnitor shall have the sole and absolute right at any time after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate and otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. If the Indemnitor does not assume control of the defense of a Third Party Claim, or abandons or fails to diligently pursue the defense of a Third Party Claim, the Indemnitee shall have the right to control such defense. The party controlling the defense of such Third Party Claim (the “Controlling Party”) shall keep the non-Controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith the recommendations made by the non-Controlling Party with respect thereto. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel, at the expense of the Indemnitor (subject to the limitations set forth in this ARTICLE VI), and control the defense of such proceeding. Neither the Indemnitor nor the Indemnitee may settle or compromise any such proceeding, which settlement or compromise obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that the consent of the Indemnitee shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or compromise and such settlement or compromise includes a complete written release of the Indemnitee from further liability and does not impose any injunctive relief or other operational restrictions on the Indemnitee.

(c) The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as witnesses. Solely with respect to any defense, negotiation or settlement of any legal proceeding, claim or demand related to or in connection with an Excluded Assets (but not relating to or in connection with any Excluded Liability) Sellers shall promptly reimburse Buyer for all out of pocket expenses incurred by Buyer in connection with this Section 6.6(c).
6.7 Determination of Loss Amount. The right to indemnification and the payment of Losses of any Indemnitee pursuant to this ARTICLE VI, or the availability of any other remedies contemplated hereby or otherwise available to the Indemnitee at law or in equity, based upon any representation, warranty, covenant, agreement or obligation of Shareholders or the Company contained in or made pursuant to this Agreement will not be affected by any investigation made by or on behalf of any Indemnitee or its Affiliates.
6.8 Order and Manner of Payment. Any indemnification pursuant to this ARTICLE VI shall be effected by wire transfer of immediately available funds to an account designated by Indemnitee within three (3) Business Days after the final determination of the amount thereof, whether pursuant to a final arbitration or settlement or agreement among the parties hereto; provided that except as set forth in Section 6.4 any indemnification payment due to any Buyer Indemnified Party shall first be deducted from the Holdback Amount, then set-off in accordance with Section 1.7 and only after the Holdback Amount and Earn Out Amounts have been depleted will any Seller be required to make any payment pursuant to this ARTICLE VI.
6.9 Mitigation. Each of the parties hereto agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
6.10 Subrogation. Upon making any payment to the Indemnitee for any indemnification claim pursuant to this ARTICLE VI, the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any third parties with respect to the subject matter underlying such indemnification claim and the Indemnitee shall assign any such rights to the Indemnitor.

ARTICLE VII
DEFINITIONS
7.1 Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date this Agreement was first signed. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental or Regulatory Authority shall be deemed to include reference to any successor thereto. Any reference herein to “provided to Buyer”, “delivered to Buyer”, “made available to Buyer” or other equivalent terms shall refer to any item in the data site hosted on behalf of the Company as of the date hereof and/or otherwise delivered or provided to Buyer or its representatives in writing (including via email) prior to the date hereof.
7.2 Certain Definitions.
“2012 Base Revenue” is equal to (a) the revenue of the Business not attributable to the Company Insurance Initiative for the period beginning on January 1, 2012 and ending on December 31, 2012 minus (b) the Pro Forma Revenue.
“2013 Base Revenue” is equal to (a) the revenue of the Business not attributable to the Company Insurance Initiative for the period beginning on January 1, 2013 and ending on December 31, 2013 minus (b) the Pro Forma Revenue.
“2011 Earnout Payment Date” means any day on or before five (5) Business Days following Parent’s Form 10-K for fiscal year ended December 31, 2011, but in no event later than April 30, 2012.
“2012 Earnout Payment Date” means any day on or before five (5) Business Days following Parent’s Form 10-K for fiscal year ended December 31, 2012, but in no event later than April 30, 2013.
“2013 Earnout Payment Date” means any day on or before five (5) Business Days following Parent’s Form 10-K for fiscal year ended December 31, 2013, but in no event later than April 30, 2014.

“2011 Insurance Revenue” means the Revenue recognized from the Company Insurance Initiative for the period beginning on January 1, 2011 and ending on December 31, 2011.
“2012 Insurance Revenue” means the Revenue recognized from the Company Insurance Initiative for the period beginning on January 1, 2012 and ending on December 31, 2012.
“2013 Insurance Revenue” means the Revenue recognized from the Company Insurance Initiative for the period beginning on January 1, 2013 and ending on December 31, 2013.
“Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental or Regulatory Authority.
“Adjusted 2012 Incremental Insurance Revenue” is equal to (a) the 2012 Insurance Revenue minus (b) the 2011 Insurance Revenue; provided, if the 2012 Base Revenue is a negative number, then the Adjusted 2012 Incremental Insurance Revenue shall be further decreased by the 2012 Base Revenue.
“Adjusted 2013 Incremental Insurance Revenue” is equal to (a) the 2013 Insurance Revenue minus (b) the 2012 Insurance Revenue; provided, if the 2013 Base Revenue is a negative number, then the Adjusted 2013 Incremental Insurance Revenue shall be further decreased by the 2013 Base Revenue.
“Adverse Consequences” means, with respect to any Person, any damage or any consequential damages incurred by a party as a result of a breach of an obligation of an Indemnifying Party, including any debt, Liability, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including, without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether or not arising out of a Third-Party Claim, including all amounts paid or other loss, together with the expenses incurred in responding thereto, and expenses incurred in connection with any action, demand, proceeding, investigation or claim by any third-party (including any Governmental or Regulatory Authority) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Adverse Consequences and the investigation, defense or settlement of any of the foregoing, that would result in damages to the Indemnified Party.
“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its affiliates, or (c) as to a corporation, each director and officer thereof, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers), and as to any other entity, each Person exercising similar authority to those of a director or officer of a corporation. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by”, and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.
“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.
“Assumed Capital Lease Amount” means the capitalized amount of the obligations under the Assumed Capital Leases determined in accordance with GAAP, and, to the extent consistent with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Latest Balance Sheet, excluding any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby.
“Assumed Capital Leases” means the capital leases as set forth on Annex D.
“Assumed Liabilities” means the Liabilities as set forth on Annex C.
“Auditor” means a U.S. accounting firm of national reputation that has not performed audits of the financial statements of Buyer, Sellers, or any of their respective Affiliates during the prior three (3) years.
“Base Earnout Promissory Note” means the promissory note in substantially in the form attached hereto as Exhibit J;
“Business Day” means each day of the week except Saturdays, Sundays and days on which banking institutions are authorized by Law to close in the State of Delaware.
“Closing Working Capital” means the Working Capital as of the Effective Time.
“Closing Working Capital Excess” means the amount by which Estimated Working Capital exceeds Target Working Capital.
“Closing Working Capital Shortage” means the amount by which Target Working Capital exceeds Estimated Working Capital.
“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law.
“COBRA Liability” means all Liabilities arising under COBRA (i) in respect of any Business Employee (or any beneficiary or dependent thereof) who does not become a Transferred Employee, and (ii) arising on or prior to the Closing Date, with respect to any Transferred Employee (or any beneficiary or dependent thereof).

“Code” means the Internal Revenue Code of 1986, as amended.
“Company Insurance Initiative” means the insurance initiative as set forth on Exhibit L.
“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company.
“Company Product” means all products, technologies and services sold, offered for sale, licensed by the Company, or otherwise made available by the Company or currently under development by the Company.
“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported by the Company to be owned by, filed in the name of (provided the same has not been assigned to a third party), assigned to or applied for (provided the same has not been assigned to a third party), the Company.
“Company Technology” means all Technology owned or purported by the Company to be owned by the Company.
“Company Transaction Expenses” means (a) all fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by the Company or any Shareholder (to the extent that the Company is responsible for the payment thereof) in connection with the negotiation and execution of this Agreement and the Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, any such amounts required to be paid to any third-party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions contemplated hereby or thereby); and (b) all amounts (plus any associated withholding taxes or any Taxes required to be paid by the Company with respect thereto) payable by the Company on or before the Closing Date, under any “change of control,” retention, termination, compensation, severance or other similar arrangements as a result of the consummation of the transactions contemplated hereby (including, without limitation, any such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements).

“Confidential Information” means information that is the subject of reasonable efforts by the Company to maintain such information in confidence and that derives independent economic value, actual or potential, from not being generally known to the public or other persons who can obtain economic value from its disclosure or use of that information, and the confidential information of other persons entrusted to the Company under an agreement or understanding limiting the use or disclosure of that information by the Company, including: (a) internal business information of the Company (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (b) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company, its Affiliates, their respective customers and their respective confidential information; (c) any confidential or proprietary information of any third-party that the Company has a duty to maintain confidentiality of, or use only for certain limited purposes; (d) industry research compiled by, or on behalf of the Company, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Company; (e) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (f) information related to the Company’s Intellectual Property, and updates of any of the foregoing, provided that “Confidential Information” shall not include any Excluded Assets or information which (i) becomes generally available to the public other than as a result of a disclosure by Sellers or the breach of any agreement, (ii) was rightfully available to Sellers on a nonconfidential basis prior to its disclosure by the Company, or (iii) becomes rightfully available to Sellers on a nonconfidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Sellers by a contractual, legal or fiduciary obligation.
“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement between Parent and Company dated as of March 29, 2011.
“Contract” means any contract, commitment, agreement or other business arrangement (whether oral or written) including: (i) any distributor, sales, advertising, agency or manufacturer’s representative contract, (ii) any continuing contract for the purchase of materials, supplies, equipment or services over the life of the contract, (iii) any contract that expires or may be renewed at the option of any person other than the Company so as to expire more than one (1) year after the date of this Agreement, (iv) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction, (v) any contract for capital, (vi) any contract limiting the freedom of the Company to engage in any line of business or to compete with any other Person or any confidentiality, secrecy or non-disclosure contract, (vii) any contract pursuant to which the Company is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, (viii) any contract with any person with whom the Company does not deal at arm’s-length, (ix) any contract that is not terminable by the Company upon thirty (30) days (or less) notice by the Company without penalty or obligation to make payments based on such termination and which (A) requires payments by the Company in excess of twenty-five thousand dollars ($25,000) (either alone or pursuant to a series of related contracts), or (B) requires the Company to provide services to any Person after the Closing, (x) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, (xi) any agreement or contract relating to the use or occupancy of real property, or (xii) any employment, consulting, severance, change in control or similar agreement with any employee or other service provider of the Company.
“Deposit Materials” means any source code used in any Company Product or any related documentation.

“DOJ” means the United States Department of Justice.
“Earnout Payment Dates” means the 2011 Earnout Payment Date, the 2012 Earnout Payment Date and the 2013 Earnout Payment Date.
“Earnout Period” means the period commencing as of the date hereof and ending on December 31, 2013.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any spouse, dependent or beneficiary thereof) of the Company, maintained, sponsored or contributed to by the Company, or under which the Company has or may have any obligation or liability, whether actual or contingent, including, without limitation, all personnel policy, collective bargaining, bonus (including transaction bonus), incentive compensation, stock option, restricted stock, phantom stock, stock unit, stock appreciation right, deferred stock, performance share, performance share unit, employee stock ownership, stock purchase, equity or equity-based phantom equity, deferred compensation, change in control, employment, consulting, retention, noncompetition, nondisclosure, vacation, holiday, sick leave, severance, retirement, supplemental retirement, defined benefit, defined contribution, pension, money purchase, target benefit, cash balance, pension equity, 401(k), savings, profit sharing, supplemental or executive retirement, excess benefit, medical, dental, vision, life insurance, cafeteria (Code Section 125), adoption assistance, dependent care assistance, health savings, health reimbursement, flexible spending, voluntary employees beneficiary, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement, welfare benefit, paid time off, employee loan, salary continuation and other benefit or similar plan, policy, program, practice, agreement, understanding or arrangement, including any trust, escrow, funding, insurance or other agreement related thereto.
“Environmental Law” means any federal, state, local or foreign environmental, health and safety or other Law relating to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Essential Employees” means Steve Marks, Henry Schorz, Thomas E. Stevens, Armando Rand, Craig Lee, James Michalowicz, Jesse Schorz, Macyl Burke and Michael Marks.
“Excluded Assets” means the assets as set forth on Annex B.
“Excluded Contracts” means the Contracts as set forth on Annex E.

“Excluded Liabilities” means all Liabilities of Sellers (or, if specified below, any Seller) existing or incurred prior to the Closing Date other than the Assumed Liabilities, including, without limitation:
(a) Any Liability arising from any Indebtedness of the Company incurred on or prior to the Closing Date;
(b) Any Liability of any Seller in respect of any Tax for any Tax period (including (i) any Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, and (ii) any Transfer Taxes) and any Liability for Tax imposed on the Purchased Assets or with respect to the Business attributable to any Pre-Closing Tax Period, but excluding any Property Taxes to the extent specifically allocated to Buyer pursuant to this Agreement;
(c) Any Liability of the Company or any ERISA Affiliate relating to any current or former employee or other service provider of the Company or any of its Affiliates, or any dependent or beneficiary thereof, including without limitation (i) any Liability arising under any Employee Benefit Plan, including any Multiemployer Plan or other Pension Plan, (ii) any Liability that constitutes a Withdrawal Liability or COBRA Liability, (iii) any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by the Company or any of its Affiliates of any current or former employee or other service provider incurred prior to the Closing Date, (iv) any Liability for wages, remuneration, compensation (including any bonuses due any employee arising as a result of the transactions contemplated hereby), benefits, severance, vacation or other paid-time-off or other accrued obligations (A) associated with any employee or other service provider of the Company or any of its Affiliates (including any Business Employee) who does not become a Transferred Employee (or any dependent or beneficiary thereof), and (B) with respect to any Transferred Employee, arising on or prior to the Closing Date, and (v) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation;
(d) Any Liability of the Sellers arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;
(e) Any Liability of the Sellers under any Contract other than an Assumed Contract;
(f) Any Liability of the Sellers arising out of or resulting from any breach of or default under any Contract related to the Business, and such breach or default occurs on or prior to the Closing Date;
(g) Any Liability of the Sellers arising out of or related to any Action or Proceeding against the Company or any Action or Proceeding which adversely affects the Purchased Assets or the Business and which shall have been asserted on or prior to the Closing Date or to the extent the basis of which shall have arisen on or prior to the Closing Date;

(h) Any Liability of the Sellers resulting from entering into, performing its obligations pursuant to or consummating the transactions contemplated by, this Agreement;
(i) Any Liability of the Sellers related to actual infringement of third-party Intellectual Property by the manufacturing, making, using, selling, offering for sale, importing of any of the Products prior to the Closing Date;
(j) Any Liability of the Sellers related to any plant, office, facility, store, warehouse, improvement, administrative building and all real property that was owned, leased or operated by the Company at any time prior to the Closing Date;
(k) Any Liability of the Sellers related to or arising from the operation of the Business or the use of the Purchased Assets in the Business on or prior to the Closing Date;
(l) Any Liability of the Sellers to make payments with respect to the Company’s SIOS account; and
(m) Any Liability with respect to the Shareholders’ life insurance proceeds or the Escrow Agreement dated August 8, 2003, among the Company and the Shareholders.
“Exclusivity Agreement” means the Exclusivity and Confidentiality Agreement, by and between Parent and the Company, dated as of May 13, 2011.
“Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, computers (including software and computer peripherals), printers, servers, routers, automobiles, spare parts, supplies, equipment and other tangible personal property owned by the Company and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of the Company’s suppliers, affiliates or partners, including all warranty rights with respect thereto.
“FTC” means the United States Federal Trade Commission.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, province, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.
“Harmful Code” means any program, routine, device or other feature, such as but not limited to any “back door,” “drop dead device,” “Trojan Horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the technology industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Hazardous Material” means (a) any chemical, material, substance or waste including, containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any Environmental Law, or (c) any other chemical, material, substance or waste which is regulated by any Governmental or Regulatory Authority or which could constitute a nuisance.
“Holdback Amount” means $5,000,0000.
“Holdback Interest Amount” means the applicable federal funds rate on the basis of a 360-day year on the portion of the Holdback Amount then-distributed to Sellers, as accrued from the Closing Date.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases other than Assumed Capital Leases, and (e) in the nature of a guarantee of any of the obligations described in clauses (a) through (d) above of any other Person.
“Insurance Policies” means the insurance policies related to the Purchased Assets as set forth on Schedule 2.16.
“Intellectual Property” means (a) national and multinational statutory invention registrations, patents and patent applications (including all renewals, reissues, divisions, substitutions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, (b) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (c) copyrights and rights under copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression (including computer software, source code, executable code, data, databases and documentation), (d) mask work rights and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, (e) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists), technology, specifications, designs, formulae, techniques, technical data and manuals, research and development information, know how, methods and processes (including manufacturing and production processes), and invention disclosures, (f) industrial designs (whether or not registered), (g) rights in databases and data collections (including knowledge databases, customer lists and customer databases) in the United States and all other nations throughout the world, whether registered or unregistered, and any applications for registration therefor, (h) URL and domain name registrations, (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending patent applications, and all improvements thereto, (j) all rights in all of the foregoing provided by treaties, conventions and common law, (k) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (l) other proprietary or intellectual property rights now known or recognized in any jurisdiction.
“knowledge” means the knowledge of Steve Marks, Henry Schorz, Thomas E. Stevens, Armando Rand, Jesse Schorz, and Bill Zhou, assuming that any such individual is aware of such fact or other matter or such individual would reasonably be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable internal investigation concerning the existence of such fact or other matter.
“Law or “Laws” means any law, statute, Order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision or of any Governmental or Regulatory Authority.
“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.
“License” means any Contract, commitment, agreement or other arrangement that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property.
“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.
“Lien Releases” means collectively the lien release to be delivered at the Closing by each Secured Lender, in a form reasonably satisfactory to Buyer, evidencing the full and complete release of all Liens in favor of the Secured Lenders on the Purchased Assets.

“Loss” damages, fines, fees, Taxes, penalties, charges, assessments, deficiencies, judgments, defaults, settlements (including, without limitation, any amount of liability paid, incurred, or offset by way of settlement agreement or any other settlement consideration, whether liquidated in amount or not) and other losses (including lost profits and diminution in value, and consequential, special, incidental and other similar damages) and fees and expenses (including interest, expenses of investigation, defense, prosecution and settlement of claims, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and all other fees and expenses) in connection with any Action or Proceeding, Third-Party Claim or any other claim, default or assessment (including any claim asserting or disputing any right under this Agreement against any party hereto or otherwise), plus any interest that may accrue on any of the foregoing from the date of incurrence (which with respect to breaches of any representations or warranties shall be no later than the Closing).
“Material Adverse Effect” means a change, effect, event, occurrence or circumstance, whether known or unknown, that is, or is reasonably likely to be, materially adverse to the business, condition (financial or other), operations, results of operations or Purchased Assets of the Company.
“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.
“Non-Critical Software” means off-the-shelf software for use on personal computers licensed on a non-exclusive basis in object-code format that is made generally available on standard terms and that has an individual acquisition cost of $1,000 or less.
“Officer Change in Control Payments” means any payment required to be made to an employee, pursuant to the employment or change in control agreement of such employee, by the Company in connection with the consummation of the Asset Purchase, as set forth on Exhibit I together with any taxes payable by the employer in respect thereof, including without limitation, any social security, Medicare or other employment taxes.
“Open Source Software” means any Software (including source code, object code, libraries and middleware) that (a) contains, or is derived in any manner in whole or in part from, any Software that is distributed as free Software, open source Software (e.g. Linux) or under similar licensing models; (b) may require as a condition of use, modification or distribution that such Software or other Software incorporated into, derived from or distributed with such Software: (i) be disclosed or distributed in source code form; or (ii) be redistributable at no charge; and/or (c) is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), Mozilla Public License or other similar licensing arrangements that require, or condition the use or distribution of such software or derivatives thereof on, the disclosure, licensing, or distribution of any source code for any portion of such software or derivatives thereof.
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“ordinary course of business” means the ordinary course of business consistent with past custom and practice, including as to frequency and amount.
“Pension Plan” means any Employee Benefit Plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
“Permitted Lien” means (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business that are not yet due and payable and which are not, individually or in the aggregate, material to the business, operations and financial condition of the Company Property so encumbered or the Company, taken as a whole; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Property; (e) covenants, conditions, restrictions, easements, deeds of trust and other similar matters of record affecting title to the Company Property; and (f) liens securing performance of obligations under the Assumed Capital Leases.
“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
“Personal Data” means any data from which a living individual can be identified.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Pro Forma Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization recognized by the Company from January 1, 2011, through the Closing Date, plus the earnings before interest, taxes, depreciation and amortization recognized by the Business from the Closing Date through December 31, 2011, as adjusted for the cost add-back for (a) domestic review during the period January 1, 2011 through the Closing Date, and (b) any domestic review project in process as of the Closing Date that cannot be immediately transitioned to Parent, the Acquisition Sub or any of their respective Affiliates and (c) any items set forth on Annex F. Pro Forma Adjusted EBITDA shall not be impacted by the transfer of any uncollectible accounts receivable to the Company pursuant to Section 1.5(a)(i). The financial statements used for the determination of Pro Forma Adjusted EBITDA shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimation methodologies, as were used in the preparation of the Company’s Financial Statements for the year ended December 31, 2010 and will not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated by this Agreement. The following items, notwithstanding that they may be included as expenses in the calculation of the Company’s net income, will not be included as expenses in the calculation of Pro Forma Adjusted EBITDA:
(i) any general or administrative overhead charge assessed by Parent, Acquisition Sub or any of their respective Affiliates to the Company or the Business, other than such charges as listed on Schedule A prior to the date hereof;
(ii) any expenses incurred to finance, or otherwise in connection with, the transactions contemplated by this Agreement including without limitation, all Company Transaction Expenses (including for the avoidance of doubt the expenditures described in Section 4.14);
(iii) any Losses of Parent, Acquisition Sub or any of their respective Affiliates as to which a claim is made under this Agreement and as to which Parent, Acquisition Sub or any of their respective Affiliates are paid or reimbursed (by indemnity, contribution or otherwise);
(iv) any expense caused by the write up of the Purchased Assets related to the transactions contemplated in this Agreement;
(v) the write-off or reduction of any intangible asset constituting the Purchased Assets as a result of the impairment thereof;
(vi) any expense caused by the payment by Sellers’, in Sellers’ sole and absolute discretion, of up to $100,000 to fund additional contributions to the Flex Spending Accounts or Health Savings Accounts of certain Transferred Employees for the purpose of causing the health benefit plans for such employees to be more comparable to those in effect immediately prior to the Closing;
(vii) any Officer Change of Control Payments; and
(viii) any expenditures approved or directed by Buyer outside the ordinary course of business, other than such expenditures reflected in the Budget attached to Schedule 1.6.
In addition, Pro Forma Adjusted EBITDA will not include the effect of the following:
(A) the gain or loss from any sale, exchange, or other disposition of the Purchased Assets other than in the ordinary course of business; and
(B) any extraordinary gain or loss as determined in accordance with GAAP.
“Pro Forma Revenue” means Revenue recognized by the Company from January 1, 2011, through the Closing Date plus the Revenue recognized by the Business operated under the ACT division of Acquisition Sub from the Closing Date through December 31, 2011.
“Pro Rata Share” means, in the case of the Company, 100% and, in the case of any Shareholder, the relative percentage of the capital stock of the Company that such Shareholder owns immediately prior to the Closing as compared with the other Shareholders.
“PTO” means the United States Patent and Trademark Office.

“Registered Intellectual Property” shall mean all United States, international, foreign and other non-US Intellectual Property that have been recorded or registered in any applicable jurisdiction or are otherwise the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by any Governmental or Regulatory Authority.
“Related Party” means (a) any officer, director, employee, stockholder or Affiliate of any of the Company; (b) any individual related by blood, marriage or adoption to any such Person in clause (a); or (c) any entity in which any such Person in clause (a) owns any beneficial interest.
“Representatives” means officers, directors, employees, Affiliates, Associates, attorneys, investment bankers, financial advisers, and agents.
“Revenue” means “revenue” as defined by GAAP and, to the extent consistent with GAAP, using the same accounting methods, policies, practices and procedures, consistent with classifications and estimated methodologies as were used in the preparation of the Company’s audited financial statements for the fiscal year ended December 31, 2010, provided that for the avoidance of doubt, Revenue shall not include any sales taxes, transportation costs, shipping costs, or any similar costs that are passed through to third parties as a separate line item on the Company’s invoices.
“SEC” means the U.S. Securities and Exchange Commission.
“Secured Lender” means California United Bank, Wells Fargo Equipment Finance, Inc. and Celtic Leasing Corp.
“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.
“Software” means computer software, firmware, programs and databases in any form, including source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.
“Stevens Shareholder” means Thomas Stevens and his successors, heirs and assigns.
“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.
“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the Delaware General Corporation Law.
“Target Working Capital” means an amount equal to $4,000,000.
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Technology” means copies and tangible embodiments of Intellectual Property, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, databases, invention disclosures, processes, prototypes, samples, studies, and all related know-how and works of authorship.
“Transaction Documents” means this Agreement, the schedules to this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the Employment Agreement and such other agreements necessary to consummate this transaction.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.
“Withdrawal Liability” means Liability to a Multiemployer Plan under Part I of Subtitle E of Title IV of ERISA.
“Working Capital” means, as of any date of determination, the excess of the Company’s total current assets as of such date over the Company’s total current liabilities, in each case as determined solely with regard to the accounts set forth on Exhibit H; provided that the definition of “Working Capital” shall include any deferred revenue items; provided, further that the definition of “Working Capital” shall not include (a) Tax liabilities, (b) cash, (c) Excluded Assets, (d) Excluded Liabilities or (e) the value of any right to receive any amount that, if received by Buyer after the Closing, would be required to be paid to the Company hereunder.

7.3 Additional Definitions.

Term	Section

Accounts Receivable	2.15
Acquisition Sub	Preamble
Adjustment Amount	1.5(a)
Agreement	Preamble
Allocation	1.12
Asset Purchase	Recitals
Assignment and Assumption Agreement	5.2(a)(i)
Assumed Contract	1.1(a)(ii)
Base Earnout Amount	1.7(a)
Bill of Sale	5.2(a)(ii)
Business	Recitals
Business Employees	4.3
Buyer	Preamble
Buyer Disclosure Schedule	ARTICLE III
Buyer Indemnified Parties	6.2(a)
Cap	6.2(b)
Cash Payment	1.2
Claimed Amount	1.9(c)
Claim Notice	6.5(a)
Closing	5.1
Closing Assumed Capital Lease Amount	1.4(a)
Closing Date	5.1
Closing Payment Certificate	1.3(a)
Closing Statement	1.4(a)
Closing Statement Objection Notice	1.4(b)
Company	Preamble
Company Disclosure Schedule	ARTICLE II
Company Property	2.12(a)
Controlling Party	6.6(b)
Dispute Notice	1.7(c)
Domain Name Assignment Agreement	5.2(a)(iv)
Earnout Amounts	1.7(a)
Earnout Statement	1.7(b)
Effective Time	5.1
Employment Agreement	Recitals
Estimated Assumed Capital Lease Amount	1.3(a)(i)
Estimated Closing Purchase Price	1.3(b)
Estimated Working Capital	1.3(a)
First Holdback Release Amount	1.9(a)
Fundamental Representation	5.2(b)(iv)
Holdback Claim Notice	1.9(c)
Holdback Release Amounts	1.9(b)
Inbound License	2.9(b)
Indemnitee	6.5(a)
Indemnitor	6.5(a)
Independent Contractor	2.9(m)
Insurance Earnout Amount	1.7(a)
IT Systems	2.10
Latest Balance Sheet	2.6
Lease	2.12(a)
Material Contract	2.13(b)

Term	Section

Noncompete Period	4.9(a)
Non-Competition and Non-Solicitation Agreement	Recitals
Notice of Set-Off Dispute	1.8
Outbound License	2.9(b)
Parent	Preamble
Permits	2.19(b)
Purchase Price	1.2
Purchased Assets	1.1(a)
Records	4.8
Second Holdback Release Amount	1.9(b)
Seller Indemnified Parties	6.3
Sellers	Preamble
Set-Off Dispute	1.8
Set-Off Notice	1.8
Set-Off Review Period	1.8
Shareholder	Preamble
Shareholders’ Representatives	8.16
Statutory Representations	5.2(b)(iv)
Survival Date	5.2(b)(iv)
Third-Party Claim	6.6
Third-Party Expenses	4.15
Threshold	6.2(b)
Transfer Taxes	1.11
Transferred Employees	4.3(a)
Unpaid Time Off	4.3(d)
ARTICLE VIII
MISCELLANEOUS
8.1 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that any Person that is not a party to this Agreement but, by the terms of ARTICLE VI, is entitled to indemnification, shall be considered a third-party beneficiary of this Agreement, with full rights of enforcement as though such Person was a signatory to this Agreement.
8.2 Entire Agreement. This Agreement, including the exhibits hereto, the Transaction Documents and the Confidentiality Agreement, constitute the entire agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, that may have related in any way to the subject matter hereof.

8.3 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of Law or otherwise) by any party hereto without the written consent of the other parties hereto. Subject to the foregoing sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns. Notwithstanding anything herein to the contrary, and for all purposes of this Agreement and the Asset Purchase, the Shareholders, the Company, and Buyer agree that (a) Buyer shall be entitled to assign its rights, duties and obligations hereunder, including Buyer’s obligation to purchase the Purchased Assets, to any one or more Affiliates of Buyer, provided that no such assignment shall relieve Buyer from its duties and obligations under this Agreement, and (b) in the event of a liquidation, wind-up or dissolution of the Company after the Closing, the Company shall be entitled to assign its rights hereunder to the Shareholders.
8.4 Counterparts. This Agreement may be executed and delivered in two or more counterparts via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.
8.5 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
8.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by nationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:
If to Parent, Acquisition Sub or, after the Closing, the Company to:
The Dolan Company
222 South Ninth Street, Suite 2300
Minneapolis, Minnesota 55402
Facsimile No.: (612) 317-9434
Attn: President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Facsimile No.: (714) 755-8290
Attn: Michael A. Treska

If to the Shareholders, the Company or, prior to the Closing, the Company to:
ACT Litigation Services, Inc.
27200 Tourney Road, Suite 450
Valencia CA 91355-4992
Facsimile No.: (661) 284-7654
Attn: President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
333 South Hope Street, 43rd Floor
Los Angeles, CA 90071
Facsimile No.: (213) 443-2814
Attn: Lawrence M. Braun
Any party hereto may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party hereto may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving each other party notice in the manner herein set forth.
8.7 Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of California.
8.8 Arbitration. Except as provided for herein, all disputes, controversies and claims between the parties under this Agreement involving its interpretation, the obligations of a party hereto, or the breach thereof will be resolved by binding arbitration, to be administered in California by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect (the “JAMS Rules”); provided, however, that this Section 8.8 shall not preclude any party hereto from seeking equitable relief in a court of competent jurisdiction. There will be one arbitrator selected pursuant to the JAMS Rules, which arbitrator shall have served as a judge for a minimum of fifteen (15) years. The place of the arbitration will be San Francisco, California. The arbitrator shall be bound to apply the applicable substantive law set forth herein to each dispute. The arbitrator shall issue a statement of decision in accordance with the express terms of the Agreement. The arbitrator is not empowered to alter, amend, modify or change any of the terms of this Agreement, or to award punitive damages under any circumstances, whether statutory or common law in nature, and including, but not limited to, treble damages awarded by statute. The parties shall make the arbitrator aware of this Section 8.8 limiting damages and liabilities before the start of any arbitration proceedings. The dispute resolution proceedings and discovery shall be conducted as expeditiously as possible. Without limiting the foregoing, to the extent practical and in the interests of justice, it is intended by the parties that the arbitration of the dispute be completed within ninety (90) days after the selection of the arbitrator. Judgment upon any award rendered by the arbitrator may be entered in court of competent jurisdiction. To the maximum extent permitted by Law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If a party hereto against whom the arbitrator renders an award fails to abide by such award, the other party or parties may seek to enforce such award in a court of competent jurisdiction.

8.9 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any California State court, or Federal court of the United States of America sitting in California, and any appellate court from any thereof, in any Action or Proceeding arising out of or relating to the Transaction Documents delivered in connection therewith or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such California State court or, to the extent permitted by law, in such Federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such California State or Federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Action or Proceeding in any such California State or Federal court. Each party hereto agrees that (i) this Agreement involves at least $250,000.00 and (ii) this Agreement has been entered into by the Parties in express reliance upon Section 1646.5 of the California Civil Code. Each party hereto agrees that a final judgment in any such Action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.6.
8.10 Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

8.11 Amendment or Modification. This Agreement may not be amended except in a written instrument executed by Buyer and the Company. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party hereto to be bound thereby.
8.12 Waivers. Except where a specific period for action or inaction is provided herein, neither the failure nor any delay on the part of any party hereto in exercising any right, power or privilege under this Agreement or any other Transaction Document shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of a party hereto to exercise any right conferred herein within the time required shall cause such right to terminate with respect to the transaction or circumstances giving rise to such right, but not to any such right arising as a result of any other transactions or circumstances.
8.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Except where this Agreement specifically provides for arbitration, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or province having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
8.14 Construction.
(a) Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty, or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant (or is otherwise entitled to indemnification pursuant to a different provision).
(b) The Disclosure Schedules are hereby incorporated by reference into the sections in which they are directly referenced and nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The specification of any dollar amount in any representation or warranty contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules does not and shall not be deemed to create or imply a standard of materiality hereunder and no party hereto shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.

8.15 Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.
8.16 Shareholders’ Representative . In the event that the Company dissolves or otherwise lacks the requisite power and authority to carry on its business and perform its obligations, immediately prior to such time, the Company shall appoint a shareholders’ representative (the “Shareholders’ Representative”) to perform the obligations of the Company under this Agreement and in all appropriate instances in this Agreement, the term the “Company” shall be replaced with the “Shareholders’ Representative”.
***

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE DOLAN COMPANY
By:	/s/ James P. Dolan
	Name:	James P. Dolan
	Title:	Chairman, President and Chief Executive Officer

DISCOVERREADY LLC
By:	/s/ James P. Dolan
	Name:	James P. Dolan
	Title:	Chairman

ACT LITIGATION SERVICES, INC.
By:	/s/ Steven L. Marks
Steven L. Marks,
President
[Signature Page to Asset Purchase Agreement (1 of 2)]

SHAREHOLDERS

By:	/s/ Steven L. Marks

Steven L. Marks, individually and as trustee of the Steven L. Marks Grantor Retained Annuity Trust dated June 30, 2010

By:	/s/ Henry P. Schorz

Henry P. Schorz, individually and as trustee of the Henry P. Schorz Grantor Retained Annuity Trust dated December 31, 2010

By:	/s/ Kathleen M. Schorz

Kathleen M. Schorz, individually and as trustee of the Kathleen M. Schorz Grantor Retained Annuity Trust dated December 31, 2010

By:	/s/ Thomas E. Stevens

Thomas E. Stevens
[Signature Page to Asset Purchase Agreement (2 of 2)]